Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

AUGUST 25, 2006

BY AND AMONG

PALIGENT INC.,

IFL CORP.

AND

INTERNATIONAL FIGHT LEAGUE, INC.

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Kurtz Voting Agreement
Exhibit C	Kurtz Contribution Agreement
Exhibit D	Stock Option Plan

SCHEDULES

Paligent Disclosure Schedule

IFL Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 25, 2006 (this “Agreement”), by and among Paligent Inc., a Delaware corporation (“Paligent”), IFL Corp., a Delaware corporation and wholly-owned subsidiary of Paligent (“Merger Sub”), and International Fight League, Inc., a Delaware corporation (“IFL”).

WHEREAS, the boards of directors of Paligent, Merger Sub and IFL, respectively, Paligent as the sole stockholder of Merger Sub and the holders of common stock and Series A Preferred Stock in IFL (the “IFL Stockholders”), have each approved, as being in the best interests of the respective corporations and their stockholders, the merger (the “Merger”) of Merger Sub with and into IFL, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, pursuant to the Merger, each outstanding share of common stock, $0.0001 par value per share, of IFL (“IFL Common Stock”) (except for shares of IFL Common Stock held by IFL, Paligent, Merger Sub and any other subsidiary of Paligent), shall, in accordance with the provisions of this Agreement, be converted into the number of shares of Paligent’s common stock, $0.01 par value per share (“Paligent Common Stock”) equal to the Conversion Number;

WHEREAS, in connection with, and immediately prior to the consummation of, the Merger, a reverse stock split of Paligent Common Stock shall be consummated; pursuant to which each outstanding share of Paligent Common Stock shall be converted into 0.05 of a share of Paligent Common Stock (the “Reverse Stock Split”);

WHEREAS, IFL Stockholders holding shares of Series A Preferred Stock of IFL (“IFL Preferred Stock”) have agreed to convert their shares of IFL Preferred Stock into shares of common stock of IFL immediately prior to the consummation of the Merger;

WHEREAS, as a result of the Merger and the Reverse Stock Split, the stockholders of Paligent and IFL immediately prior to the Effective Time (as defined in Section 1.01) will own five percent (5%) and ninety-five percent (95%), respectively, of Paligent Common Stock outstanding immediately after the Effective Time;

WHEREAS, pursuant to the terms of an agreement between Richard J. Kurtz (“Kurtz”) and Paligent (the “Kurtz Contribution Agreement”), immediately following the consummation of the Merger, Paligent shall issue shares of Paligent Common Stock to Kurtz in exchange for a portion of the debt due Kurtz under the Kurtz Note;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as tax-free under the provisions of Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, Paligent, Merger Sub and IFL desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, this Agreement is intended to set forth the terms upon which Merger Sub will merge with and into IFL;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.01.             Filing of Certificate of Merger; Effective Time

Subject to the provisions of this Agreement, a certificate of merger in the form attached as Exhibit A hereto (the “Certificate of Merger”) shall be duly prepared, executed and acknowledged in accordance with the DGCL and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL simultaneously with the Closing (as defined in Section 2.01). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

SECTION 1.02.             Effects of the Merger.

(a)           At the Effective Time and by virtue of the Merger, (i) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into IFL, and IFL shall be the surviving corporation (the “Surviving Corporation”); (ii) all of the issued and outstanding IFL Common Stock shall be converted as provided in Section 1.03; (iii) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation; and (iv) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

(b)           Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Time, all the properties, rights, privileges, powers and franchises of IFL and Merger Sub shall vest in the Surviving Corporation, and, subject to the terms of this Agreement, all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation. As promptly as possible after the Effective Time, the Surviving Corporation shall change its name to IFL Inc. and Paligent shall change its name to International Fight League, Inc.

SECTION 1.03.             Conversion of Securities.

As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a)           each outstanding share of IFL Common Stock shall be converted into that number of shares of Paligent Common Stock equal to the Conversion Amount. All such shares of IFL

Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing such shares of IFL Common Stock shall cease to have any rights with respect thereto, except the right to receive the number of shares of Paligent Common Stock to be issued in consideration therefor upon surrender of such certificate in accordance with Section 1.04, without interest; and

(b)           each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into one share of common stock of the Surviving Corporation, and each certificate evidencing ownership of any such shares of Merger Sub shall thereupon evidence ownership of the same number of shares of the Surviving Corporation.

(c)           Each outstanding option to purchase shares (each “IFL Stock Option” and, collectively, “IFL Stock Options”) issued pursuant to the IFL 2006 Equity Compensation Plan or any other agreement or arrangement, whether vested or unvested, shall be assumed by Paligent. Each IFL Stock Option so assumed by Paligent under this Agreement will continue to have, and be subject to, the same terms and conditions of such IFL Stock Option immediately prior to the Closing (including without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each IFL Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Paligent Common Stock equal to the product of the number of shares of IFL Common Stock that were issuable upon exercise of such IFL Stock Option immediately prior to the Closing multiplied by the Conversion Amount, rounded up to the nearest whole number of shares of Paligent Common Stock, and (ii) the per share exercise price for the shares of Paligent Common Stock issuable upon exercise of such assumed IFL Common Stock will be equal to the quotient determined by dividing the exercise price per share of IFL Common Stock at which such IFL Stock Option was exercisable immediately prior to the Closing by the Conversion Amount, rounded down to the nearest whole cent.

(d)           Prior to the Closing Date, IFL agrees to take all necessary steps to effectuate the foregoing provisions of Sections 1.03(a), (b) and (c), including obtaining all necessary consents and releases, if any, from the holders of IFL Stock Options.

SECTION 1.04.             Exchange Procedures.

(a)           As soon as practicable after the Effective Time, Paligent shall mail to each IFL Stockholder a letter of transmittal and instructions for use in effecting the surrender of certificates representing shares of IFL Common Stock (including certificates that had previously represented shares of IFL Preferred Stock) outstanding immediately prior to the Effective Time (the “Certificates”) in appropriate and customary form with such provisions as the board of directors of Paligent after the Merger may reasonably specify. Upon surrender of a Certificate for cancellation to Paligent, together with such letter of transmittal, duly and properly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Paligent Common Stock, including, without limitation, fractional shares, that such holder has a right to receive pursuant to the provisions of this

Article I, together with any dividends and other distributions payable as provided in Section 1.05 hereof, and the Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.04, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, Paligent Common Stock as contemplated by this Section 1.04, together with any dividends and other distributions payable as provided in Section 1.05 hereof, and the holders thereof shall have no rights whatsoever as stockholders of Paligent. Shares of Paligent Common Stock issued in the Merger shall be issued, and be deemed to be outstanding, as of the Effective Time. Paligent shall cause all such shares of Paligent Common Stock issued pursuant to the Merger to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b)           If any certificate representing shares of Paligent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Paligent Common Stock in a name other than that of the registered holder of the Certificate so surrendered.

(c)           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and upon the posting by such person of a bond in such amount as Paligent may reasonably direct as an indemnity against any claim that may be made against it with respect to such Certificate, Paligent will issue in respect of such lost, stolen or destroyed Certificate one or more certificates representing shares of Paligent Common Stock as contemplated by this Section 1.04 and such person shall be entitled to the dividend and other distribution rights provided in Section 1.05 hereof.

(d)           If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(e)           Paligent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate surrendered for shares of Paligent Common Stock (and dividends or distributions with respect to Paligent Common Stock as contemplated by Section 1.05 hereof) such amount as Paligent is required to deduct and withhold with respect to the making of such payment under the Code, or provisions of any state, local or foreign tax law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Certificate.

SECTION 1.05.             Dividends and Distributions.

(a)           No dividends or other distributions declared or made with respect to Paligent Common Stock with a record date on or after the Effective Time shall be paid to the holder of a Certificate entitled by reason of the Merger to receive certificates representing Paligent Common Stock until such holder surrenders such Certificate as provided in Section 1.04 hereof. Upon such surrender, there shall be paid by Paligent to the person in whose name certificates representing shares of Paligent Common Stock shall be issued pursuant to the terms of this Article I (i) at the time of the surrender of such Certificate, the amount of any dividends and other distributions theretofore paid with respect to that number of whole shares of such Paligent Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions had a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date, the amount of dividends and other distributions payable with respect to that number of whole shares of Paligent Common Stock represented by such surrendered Certificate pursuant to the terms of this Article I, which dividends or other distributions have a record date on or after the Effective Time and a payment date subsequent to such surrender.

SECTION 1.06.             No Liability.

Neither Paligent nor IFL shall be liable to any holder of shares of IFL Common Stock or Paligent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE II
THE CLOSING

SECTION 2.01.             Closing.

Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) shall take place as soon as reasonably practicable (but in no event on written notice of less than two (2) business days) after all of the conditions set forth in Article VII are satisfied or, to the extent permitted thereunder, waived, at the offices of Dechert LLP, located at 30 Rockefeller Plaza, New York, New York, or at such other time and place as may be agreed to in writing by the parties hereto (the date of such Closing being referred to herein as the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PALIGENT

Except as set forth in the applicable section of the disclosure schedule delivered by Paligent to IFL prior to the execution of this Agreement (the “Paligent Disclosure Schedule”) or in the Paligent SEC Documents (as defined below), Paligent represents and warrants to IFL as follows:

SECTION 3.01.             Organization of Paligent and Merger Sub; Authority.

Each of Paligent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and corporate authority to enter into the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by each of Paligent and Merger Sub of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Paligent and Merger Sub, including, without limitation the approval of the board of directors of Paligent and the special committee of the board of directors of Paligent (the “Special Committee”). The Transaction Documents have been duly executed and delivered by Paligent and Merger Sub and, assuming that the Transaction Documents constitute a valid and binding obligation of the other parties thereto, constitute a valid and binding obligation of Paligent, enforceable against Paligent in accordance with its terms. Paligent is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Paligent Material Adverse Effect (as defined in Section 3.07). Paligent has heretofore delivered or made available to IFL complete and correct copies of the certificate of incorporation and by-laws of Paligent and Merger Sub, the minute books and stock transfer records of Paligent and Merger Sub, as in effect as of the date of this Agreement. Neither Paligent nor Merger Sub is in violation of its organizational documents.

SECTION 3.02.             Capitalization.

The authorized capital stock of Paligent consists of 75,000,000 shares of Paligent Common Stock, $.01 par value per share and 1,000,000 shares of preferred stock, $.01 par value per share (the “Paligent Preferred Stock,” and together with the Paligent Common Stock, the “Paligent Capital Stock”), of which 32,490,948 shares of Paligent Common Stock (as reported by Paligent’s transfer agent) are outstanding on the date hereof. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share of which 1,000 shares are issued and outstanding on the date hereof. At the Effective Time and after giving effect to the Reverse Stock Split, the authorized capital stock of Paligent shall consist of 75,000,000 shares of Paligent Common Stock and 1,000,000 shares of Paligent Preferred Stock, of which 32,490,948 shares of Paligent Common stock (as a result of the Reverse Stock Split, but not including shares of Paligent Common Stock issued in connection with the rounding up of fractional shares resulting from the Reverse Stock Split or shares issued in connection with the Kurtz Contribution Agreement) shall be issued and outstanding. Except as set forth in Section 3.02 of the Paligent Disclosure Schedule, no other shares of any other class or series of Paligent Capital Stock or securities exercisable or convertible into or exchangeable for Paligent Capital Stock (“Paligent Capital Stock Equivalents”) are authorized, issued or outstanding. The outstanding shares of Paligent Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights. To Paligent’s knowledge, none of the outstanding

Paligent Capital Stock was issued in violation of any Law, including without limitation, federal and state securities laws. Except as set forth in the Paligent SEC Documents and Section 3.02 of the Paligent Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, and, to Paligent’s knowledge, voting or transfer of any shares, whether issued or unissued, of Paligent Capital Stock, Paligent Capital Stock Equivalents or other securities of Paligent. On the Closing Date, the shares of Paligent Common Stock for which shares of IFL Common Stock shall be exchanged in the Merger will have been duly authorized and, when issued and delivered in accordance with this Agreement, such shares of Paligent Common Stock, will be validly issued, fully paid and nonassessable.

SECTION 3.03.             Subsidiaries.

Section 3.03 of the Paligent Disclosure Schedule contains a list of the name of each Subsidiary of Paligent (each such corporation, partnership or other entity being referred to herein as a “Paligent Subsidiary”). Section 3.03 of the Paligent Disclosure Schedule sets forth, with respect to each Paligent Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and Paligent’s current ownership of such shares or interests. Except as set forth in Section 3.03 of the Paligent Disclosure Schedule, each of the outstanding shares of capital stock of each of the Paligent Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Paligent or another Paligent Subsidiary free and clear of any Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 3.03 of the Paligent Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, to Paligent’s knowledge, voting or transfer of any shares, whether issued or unissued, of any Paligent Subsidiary. Except as set forth in Section 3.03 of the Paligent Disclosure Schedule, Paligent and the Paligent Subsidiaries do not own any equity interests in any person. Except as set forth in Section 3.03 of the Paligent Disclosure Schedule, each Paligent Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business. Each Paligent Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a Paligent Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 3.04.             No Violation; Consents and Approvals.

Except as set forth in Section 3.04 of the Paligent Disclosure Schedule, the execution and delivery by Paligent of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of Paligent or any Paligent Subsidiary, (b) any Law applicable to Paligent or any Paligent Subsidiary or the property or assets of Paligent or any Paligent Subsidiary, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of Paligent or any Paligent Subsidiary under any Contract to which Paligent or any Paligent Subsidiary is a party or by which Paligent or any Paligent Subsidiary or any assets of Paligent or any Paligent Subsidiary may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults which are set forth in Section 3.04 of the Paligent Disclosure Schedule and as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have a Paligent Material Adverse Effect. Except as set forth in Section 3.04 of the Paligent Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to Paligent or any Paligent Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Paligent of the transactions contemplated hereby.

SECTION 3.05.             Paligent SEC Documents.

Paligent has timely filed with the Securities and Exchange Commission (the “SEC”), and has heretofore made available to IFL, true and complete copies of, each report, schedule, registration statement, definitive proxy statement and other document required to be filed by it and its predecessors since January 1, 2004 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (as such documents have been amended since the time of their filing, collectively, the “Paligent SEC Documents”). As of their respective dates, the Paligent SEC Documents, (a) complied, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.06.             Financial Statements.

The audited consolidated financial statements and the unaudited consolidated interim financial statements of Paligent included or incorporated by reference in the Paligent SEC Documents (collectively, the “Paligent Financial Statements”), (a) at the time filed, complied as to form in all material respects with applicable accounting requirements and published rules and regulations with respect thereto, (b) fairly present in all material respects the consolidated financial condition and the results of operations and cash flows of Paligent and the Paligent Subsidiaries as of the dates and for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and other adjustments described therein) and (c) were prepared in accordance with the rules and regulations of the SEC and generally accepted accounting principles (“GAAP”) applied consistently throughout the periods involved, except as disclosed therein and in the notes thereto, to the extent permitted by GAAP and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. Except for those Paligent Subsidiaries listed in Section 3.06 of the Paligent Disclosure Schedule, all of the Paligent Subsidiaries have been consolidated in the Paligent Financial Statements.

SECTION 3.07.             Absence of Certain Changes or Events.

Since December 31, 2005, each of Paligent and the Paligent Subsidiaries has conducted business only in the ordinary course of business consistent with past practice, and, since such date and except as set forth in Section 3.07 of the Paligent Disclosure Schedules or in the Paligent SEC Documents, there has not been with respect to Paligent or the Paligent Subsidiaries any:

(a)           change or, to the knowledge of the Paligent, threatened change in the business, assets, operations, condition (financial or otherwise), results of operations or prospects of the business of Paligent or the Paligent Subsidiaries, which has had or could have a Paligent Material Adverse Effect;

(b)           transactions not in the ordinary course of business consistent with past practice;

(c)           damage, destruction or loss, whether or not insured, materially affecting Paligent’s business or assets;

(d)           failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on December 31, 2005 for destruction, damage, or loss to the business or the assets of Paligent and the Paligent Subsidiaries;

(e)           change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions;

(f)            revaluation of any assets;

(g)           declaration, setting aside, or payment of a dividend or other distribution in respect of the capital stock of Paligent or the Paligent Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any shares of such capital stock;

(h)           issuance or sale of any shares of any equity security or of any security exercisable or convertible into or exchangeable for equity securities;

(i)            amendment to the certificate of incorporation, by-laws or similar organizational documents of Paligent or the Paligent Subsidiaries;

(j)            sale, assignment or transfer of or lapse of any rights with respect to Intellectual Property, other than in the ordinary course of business consistent with past practice;

(k)           indebtedness incurred for borrowed money or any commitment to borrow money, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by Paligent or the Paligent Subsidiaries;

(l)            capital expenditure or capital commitment requiring an expenditure of monies in the future by Paligent or the Paligent Subsidiaries, other than transactions in the ordinary course of business consistent with past practice not in excess of $1,000 in the aggregate for Paligent and the Paligent Subsidiaries;

(m)          cancellation of any debt or waiver or release of any contract, right or claim;

(n)           amendment, termination or revocation of, or a failure in any material respect to perform obligations or the occurrence of any default under (i) any Contract to which Paligent or the Paligent Subsidiaries is or, as of December 31, 2005, was a party, other than in the ordinary course of business consistent with past practice, or (ii) any License;

(o)           increase or commitment to increase the salary or other compensation payable or to become payable to Paligent’s or the Paligent Subsidiaries’ officers, directors, employees, agents or independent contractors, or the payment of any bonus to the foregoing persons except in the ordinary course of business consistent with past practice;

(p)           execution of termination, severance or similar agreements with any officer, director, employee, agent or independent contractor of Paligent or the Paligent Subsidiaries;

(q)           entering into any leases of real property or agreement to acquire real property;

(r)            new or change of any Tax election;

(s)           steps taken to incorporate any Subsidiary, other than Merger Sub;

(t)            acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any assets and properties of Paligent or any Paligent Subsidiary;

(u)           transaction by Paligent or any Paligent Subsidiary with any officer, director or Affiliate thereof or any Affiliate of any such officer, director or Affiliate; or

(v)           any agreement, or other commitment, whether in writing or otherwise, to take any of the actions specified in this Section 3.07, except as expressly contemplated by this Agreement.

SECTION 3.08                Absence of Undisclosed Liabilities.

Except as set forth in Section 3.08 of the Paligent Disclosure Schedule or in the Paligent Financial Statements, neither Paligent nor any of the Paligent Subsidiaries has any indebtedness, liability or obligation, whether or not accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due, which was not reflected or reserved against in the balance sheets and the notes thereto which are part of the Latest Paligent SEC Document, except for those (i) incurred in connection with this Agreement or (ii) incurred in the ordinary course of business and in each such case is fully reflected on Paligent’s books of account and, individually or in the aggregate, could not reasonably be expected to have a Paligent Material Adverse Effect.

SECTION 3.09.             Personal Property.

(a)           Each of Paligent and the Paligent Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all assets respectively owned or leased by each of them, including, without limitation, all assets reflected in the Paligent Financial Statements and all assets acquired by Paligent or the Paligent Subsidiaries since March 31, 2006 (except for assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens. All personal property of each of Paligent or the Paligent Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used and its use complies in all material respects with applicable Laws. To the knowledge of the Paligent, there are no facts or conditions affecting Paligent, the Paligent Subsidiaries or their assets or business which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently (or proposed to be) used, occupied or operated, or their adequacy for such use, except for facts or conditions relating solely to general economic, business or political developments affecting the economy generally.

(b)           Following the consummation of the transactions contemplated by this Agreement, each of Paligent and the Paligent Subsidiaries will continue to own, pursuant to good, valid and marketable title, or lease, under valid and subsisting leases disclosed in Section 3.09(b) of the Paligent Disclosure Schedule, or otherwise retain its interest in, the assets of Paligent or a Subsidiary of Paligent without incurring any penalty or other adverse consequences, including, without limitation, any increase in any respect in rentals, royalties or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 3.10.             Real Property.

Except as set forth in Section 3.10 of the Paligent Disclosure Schedule, neither Paligent nor any of the Paligent Subsidiaries owns or leases any real property.

SECTION 3.11.             Intellectual Property.

(a)           Section 3.11(a) of the Paligent Disclosure Schedule sets forth (i) all trade name registrations, trademark registrations, service mark registrations, patents and copyright registrations (and any pending applications for any of the foregoing) that are owned by Paligent or any of the Paligent Subsidiaries, and (ii) all Intellectual Property that is licensed to Paligent or any of the Paligent Subsidiaries by third parties and material to their business. Except as set forth in Section 3.11(a) of the Paligent Disclosure Schedule, none of Paligent or the Paligent Subsidiaries has received any written notice that the rights of Paligent or the Paligent Subsidiaries in their Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. Paligent and the Paligent Subsidiaries have taken commercially reasonable steps to maintain and protect the rights of Paligent and the Paligent Subsidiaries in and to each item of their Intellectual Property, it being understood that Paligent has not registered Intellectual Property which it may have a legal right to register. To the knowledge of Paligent, there are no rights of any Person that would interfere with or prevent the use by Paligent of any of the rights of Paligent and the Paligent Subsidiaries in and to any Intellectual Property that is material to their business. To the knowledge of Paligent, there is no existing third party infringement, misuse, or misappropriation of the Intellectual Property of Paligent or any of the Paligent Subsidiaries. Except as set forth in Section 3.11(a) of the Paligent Disclosure Schedule, with respect to any agreements by which Paligent or the Paligent Subsidiaries are licensed or otherwise are granted the right to use any item of third party Intellectual Property that is material to the respective businesses of Paligent and the Paligent Subsidiaires (the “Paligent IP Licenses”), the consummation of the transactions contemplated by this Agreement shall not cause a breach of such agreements or cause the licensor under such agreements to be able to terminate such agreements.

(b)           Except as would not have a Paligent Material Adverse Effect, neither Paligent nor any of the Paligent Subsidiaries has interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property right of any Person.

(c)           Except as set forth in Section 3.11(c) of the Paligent Disclosure Schedule, no item of Intellectual Property owned by Paligent or any of the Paligent Subsidiaries is subject to any outstanding injunction, judgment, order, decree, ruling or charge to which Paligent or any of the Paligent Subsidiaries is a party or to which its assets are bound. Except as set forth in Section 3.11(c) of the Paligent Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which Paligent or any of the Paligent Subsidiaries is a party or to which any of their assets are bound is pending or, to the knowledge of Paligent, threatened which challenges the legality, validity, enforceability or ownership of, or Paligent’s or the Paligent Subsidiaries’ right to use, any items of Intellectual Property.

(d)           Except as set forth in Section 3.11(d) of the Paligent Disclosure Schedule, neither Paligent nor any of the Paligent Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict of or with any third party Intellectual Property. Except as set forth in Section 3.11(d) of the Paligent Disclosure Schedule and except as would not have a Paligent Material Adverse Effect, (i) Paligent and the Paligent Subsidiaries possess the sole and exclusive good, valid and transferable title in and to all items of Intellectual Property that Paligent and the Paligent Subsidiaries purport to own, free and clear of all Liens, and (ii) no royalties or other payments are required in connection with the use and enjoyment by Paligent or the Paligent Subsidiaries of any of their respective items of Intellectual Property (other than royalties or other payments, in each case not exceeding $10,000 with respect to licenses of commercially available software).

SECTION 3.12.             Litigation; Compliance with Laws.

(a)           Except as set forth in Section 3.12 of the Paligent Disclosure Schedule or in the Paligent SEC Documents, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Paligent, threatened against, relating to or affecting Paligent or the Paligent Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Paligent or the Paligent Subsidiaries in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator outstanding against Paligent or the Paligent Subsidiaries, the business, the assets, or any employee, officer, director, stockholder, or independent contractor of Paligent or the Paligent Subsidiaries in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby. Section 3.12 of the Paligent Disclosure Schedule includes a description of all claims, actions, suits, investigations or proceedings involving Paligent or the Paligent Subsidiaries, the business, the assets, or any employee, officer, director, stockholder or independent contractor of Paligent or the Paligent Subsidiaries in their capacities as such.

(b)           Paligent and the Paligent Subsidiaries have complied and are in compliance in all material respects with all Laws applicable to Paligent, any Subsidiary of Paligent, its business or its assets. Neither Paligent nor the Paligent Subsidiaries has received notice from any Governmental Entity or other Person of any material violation of Law applicable to Paligent, any of the Paligent Subsidiaries, their business or their assets. Paligent and the Paligent Subsidiaries have obtained and hold all required Licenses (all of which are in full force and effect) from all Government Entities applicable to Paligent, the Paligent Subsidiaries, their business or their assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of Paligent, threatened to revoke or limit any such License.

SECTION 3.13.             Employee Benefit Plans.

(a)           Except as disclosed on in Section 3.13(a) of the Paligent Disclosure Schedule, (i) neither Paligent nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. Paligent has made available to IFL true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code. Neither Paligent nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

(b)           Neither Paligent nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a “multiemployer plan”, as defined in Section 3(37) of ERISA or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither Paligent nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding.

(c)           Each Benefit Arrangement conforms in all respects to, and has been operated and administered in compliance with, its terms and all applicable laws, including ERISA and the Code, and including, but not limited to the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code. Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable IRS determination, opinion, notification or advisory letter issued by the IRS. Neither Paligent nor any ERISA Affiliate has incurred or is subject to a tax under Section 4979 of the Code. No Benefit Arrangement has assets that include securities issued by Paligent or any ERISA Affiliate.

(d)           There are no pending or, to the knowledge of Paligent, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. No event has occurred and no condition exists that could subject Paligent or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by Paligent to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. No “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by Paligent, whether by way of indemnity or otherwise.

(e)           There is no contract, agreement or benefit arrangement covering any current or former employee or director of Paligent or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code) or be nondeductible under Section 162(m) of the Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee’s employment) (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Paligent or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of Paligent or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of Paligent or any ERISA Affiliate.

(f)            No Benefit Arrangement is required to comply with the provisions of any foreign law.

(g)           Other than routine claims for benefits under any Benefit Arrangement, there are no pending, or, to the knowledge of Paligent, threatened, actions or proceedings involving any Benefit Arrangement, or the fiduciaries, administrators, or trustees of any Benefit Arrangement or Paligent or any of its ERISA Affiliates as the employer or sponsor under any Benefit Arrangement, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Benefit Arrangement or any other person whomsoever. Paligent knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

SECTION 3.14.             Taxes.

Except as set forth in Section 3.14 of the Paligent Disclosure Schedule:

(a)           Each of Paligent and the Paligent Subsidiaries has timely filed or caused to be timely filed all Tax Returns required to be filed under applicable Tax Laws. All such Tax Returns were, when filed, and continue to be, true, correct and complete in all respects. Neither Paligent nor any of the Paligent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by the Taxing Authority of any jurisdiction in which Paligent or the Paligent Subsidiaries does not file Tax Returns or pay Taxes that it may be subject to taxation by that jurisdiction, nor is there any meritorious basis for such a claim.

(b)           All Taxes due and owing by Paligent or any of the Paligent Subsidiaries (whether or not shown on any Tax Return) have been timely paid. Any liability of Paligent or any of the Paligent Subsidiaries for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, have been provided for on the Financial Statements in accordance with GAAP. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Paligent or any of the Paligent Subsidiaries.

(c)           Each of Paligent and the Paligent Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign Laws, any applicable Tax convention, or otherwise).

(d)           No director, officer, employee or accountant responsible for Tax matters of Paligent or any of the Paligent Subsidiaries expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending with respect to Paligent or any of the Paligent Subsidiaries. Neither Paligent nor any of the Paligent Subsidiaries has received from any Taxing Authority (i) any notice indicating an intent to commence any audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any authority against Paligent or any of the Paligent Subsidiaries. Each deficiency resulting from any audit or examination relating to Taxes of Paligent or any of the Paligent Subsidiaries has been timely paid. No issues relating to such Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. None of Paligent or any of the Paligent Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Neither Paligent nor any of the Paligent Subsidiaries is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, whether or not in writing (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(f)            Neither Paligent nor any of the Paligent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of an adjustment under Section 481 of the Code, a change in method of accounting, any intercompany transactions or any excess loss account described in Treasury Regulations promulgated pursuant to Section 1502 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local or foreign Tax Law or for any other reason. No items of income or expense will be reallocated under Section 482 of the Code or any similar provision under state Law for any Post-Closing Tax Period with respect to any material transactions or arrangements between or among any of IFL, Paligent or any of the Paligent Subsidiaries.

(g)           (i) Neither Paligent nor any of the Paligent Subsidiaries has made with respect to it, or any property held by it, any consent under Section 341 of the Code, (ii) no property of either Paligent or any of the Paligent Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (iii) neither Paligent nor any of the Paligent Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1968.

(h)           Each of Paligent and the Paligent Subsidiaries has made available to IFL (i) complete and correct copies of all its Tax Returns for all taxable periods and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents, submitted, received or agreed to by or on behalf of Paligent or any of the Paligent Subsidiaries and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(i)            None of Paligent nor any of the Paligent Subsidiaries has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

(j)            The unpaid Taxes of Paligent and each of the Paligent Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on Paligent’s books and records provided to IFL, and (ii) shall not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Paligent and the Paligent Subsidiaries. Since their inception, neither Paligent nor any of the Paligent Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, other than in the ordinary course of business consistent with past practice.

(k)           It is the present intention of Paligent to continue at least one historic business line of IFL, or to use at least a significant portion of IFL’s historic business assets in business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

SECTION 3.15.    Contracts and Commitments.

Section 3.15 of the Paligent Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which Paligent or any Paligent Subsidiary is a party or by which Paligent, any Paligent Subsidiary or their respective assets are bound (each, a “Paligent Material Contract”), including, without limitation:

(a)           agreements, contracts, commitments or arrangements involving Paligent’s Intellectual Property;

(b)           employment agreements or severance agreements or employee termination arrangements that are not terminable at will by Paligent or a Paligent Subsidiary without penalty;

(c)           any change of control agreements with employees of Paligent or any Paligent Subsidiary;

(d)           agreements, contracts, commitments or arrangements containing any covenant limiting the ability of Paligent or any Paligent Subsidiary to engage in any line of business or to compete with any business or person;

(e)           agreements or contracts with any officer, director or employee of (i) Paligent or (ii) any Paligent Subsidiary (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

(f)            agreements or contracts under which Paligent or any Paligent Subsidiary has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $10,000;

(g)           joint venture agreements or other agreements involving the sharing of profits;

(h)           leases pursuant to which personal or real property is leased to or from Paligent or any Paligent Subsidiary;

(i)            powers of attorney from Paligent or any Paligent Subsidiary;

(j)            guaranties, suretyships or other contingent agreements of Paligent or any Paligent Subsidiary;

(k)           all agreements, contracts, commitments and arrangements between Paligent or any Paligent Subsidiary and any Governmental Entity;

(l)            any agreement, contract, commitment or arrangement relating to capital expenditures with respect to Paligent or any Paligent Subsidiary and involving future payments which exceed $10,000 in any 12-month period;

(m)          any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

(n)           contracts (other than those covered by clause (a) through (m) above) pursuant to which Paligent and the Paligent Subsidiaries will receive or pay in excess of $10,000 over the life of the contract;

(o)           any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business; and

(p)           all proposed arrangements or contracts of Paligent or the Paligent Subsidiaries which Paligent reasonably expects to be near consummation and of a type that if entered into would be a Contract described in clauses (a) through (o) above.

Except as set forth in Section 3.15 of the Paligent Disclosure Schedule or in the Paligent SEC Documents, neither Paligent, any Paligent Subsidiary nor, to the knowledge of Paligent, any other party thereto, is in material breach of or in material default under any Paligent Material Contract. Each such Paligent Material Contract is in full force and effect, and is a legal, valid and binding obligation of Paligent and/or the applicable Paligent Subsidiaries and, to the knowledge of Paligent, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 3.16.             Insurance.

(a)           Section 3.16(a) of the Paligent Disclosure Schedule contains a complete and accurate list of all insurance policies currently providing and that have been providing coverage in favor of Paligent or the Paligent Subsidiaries (or any predecessor) specifying the insurer and type of insurance under each. Paligent has heretofore delivered to IFL true, correct and complete copies of all such policies. Each current policy is in full force and effect, all premiums are currently paid, no notice of cancellation or termination has been received with respect to any such policy and, to the knowledge of Paligent, there is no threatened increase in premiums or cancellation or termination of any such policy. Such policies have been sufficient for compliance with all requirements of law and any Contracts to which Paligent or any of the Paligent Subsidiaries is a party. Neither Paligent nor the Paligent Subsidiaries (or any predecessor) has been refused any insurance with respect to its assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Each of Paligent and the Paligent Subsidiaries (or any predecessor) has insured by reputable insurers the assets used by such company (or any predecessor) in the conduct of its business that are of an insurable character against risks of liability, casualty and fire in adequate amounts and consistent with prudent industry practice, and maintains such insurance against hazards, risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses, similarly situated, and such insurance has been effective, in full force and effect, without interruption since the date such company (or any predecessor) commenced business. The insurance specified in Section 3.16(a) of the Paligent Disclosure Schedule has been effective, in full force and effect, without interruption since the date specified in Section 3.16(a) of the Paligent Disclosure Schedule as the initial date of coverage.

(b)           Except as set forth in Section 3.16(b) of the Paligent Disclosure Schedule or in the Paligent SEC Documents, there is no pending claim by Paligent or the Paligent Subsidiaries under any insurance policy listed in Section 3.16(b) of the Paligent Disclosure Schedule. Section 3.16(b) of the Paligent Disclosure Schedule sets forth all claims by Paligent or the Paligent Subsidiaries (whether or not resolved) under any insurance policy, which claims have been outstanding at any time since January 1, 2006. Except as set forth in Section 3.16(b) of the Paligent Disclosure Schedule, neither the business nor the assets of Paligent or the Paligent Subsidiaries has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Paligent and the Paligent Subsidiaries are not aware of any occurrence which may give rise to any claim not covered by insurance.

SECTION 3.17.             Labor Matters.

Except as set forth in Section 3.17 of the Paligent Disclosure Schedule: (a) Paligent has performed all material obligations under all Contracts, applicable Law or otherwise with respect to their respective employees, independent sales representatives, consultants, agents, officers, directors and independent contractors, and have paid or properly accrued for in the Paligent Financial Statements all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such Persons; (b) Paligent is in compliance in all material respects with all federal, state, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation and employee privacy and right to know; (c) there is no pending, or to the knowledge of Paligent, any threatened, charge, complaint, allegation, application or other process against Paligent before the National Labor Relations Board or any other comparable Governmental Entity; (d) there is, and have been, (i) no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the knowledge of Paligent, threatened against or otherwise affecting or involving Paligent or (ii) no lawsuits (other than grievance proceedings) pending, or to the knowledge of Paligent, threatened between Paligent and any current or former employee or independent contractor of Paligent or any union or other collective bargaining unit representing any current or former employee of Paligent; (e) no employees of Paligent are covered by any collective bargaining agreements and, to the knowledge of Paligent, no effort is being made by any union to organize any of the employees of Paligent; and (f) to its knowledge, Paligent has not hired any illegal aliens as employees or independent contractors.

SECTION 3.18.             Environmental Matters.

Except as set forth in Section 3.18 of the Paligent Disclosure Schedule or in the Paligent SEC Documents:

(a)           Each of Paligent and the Paligent Subsidiaries have complied in all material respects at all times with all applicable Environmental Laws and their requirements. Paligent and each of the Paligent Subsidiaries has obtained all necessary Licenses and filed all required reports and notifications pursuant to all Environmental Laws. All such Licenses are in good standing, and each of Paligent and the Paligent Subsidiaries has complied at all times with all terms and conditions of such Licenses. Neither Paligent or any of the Paligent Subsidiaries has received any notice or communications from any Governmental Entity with respect to any violation of Environmental Law.

(b)           No Environmental Claim has been filed by or against Paligent or any of the Paligent Subsidiaries, and neither Paligent nor any of the Paligent Subsidiaries has received any written notice of any investigation, claim or review which has occurred or is pending or threatened against it by any Governmental Entity with respect to any Environmental Laws. Neither Paligent nor any of the Paligent Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable foreign, state or local Law. Neither Paligent nor any of the Paligent Subsidiaries has transported or arranged for the transport, treatment or disposal of any Regulated Substances to any location.

(c)           Neither Paligent nor any of the Paligent Subsidiaries has ever generated, manufactured, used, transported, treated, stored, handled, disposed of, discharged, released, transferred, produced or processed any Regulated Substance at, to, under or on any real property owned, operated or leased by Paligent or any of the Paligent Subsidiaries, or any other location. No written or oral notification of a discharge or release of Regulated Substances by Paligent or any of the Paligent Subsidiaries has been registered or filed by or on behalf of Paligent or any of the Paligent Subsidiaries, and no site or facility now or previously owned, operated or leased by Paligent or any of the Paligent Subsidiaries is listed on the United States Environmental Protection Agency’s National Priorities List of Uncontrolled Hazardous Waste Sites or any similar list of sites requiring investigation or clean-up.

(d)           No Liens have arisen under or pursuant to any Environmental Law on any site or facility now or previously owned, operated or leased by Paligent or any of the Paligent Subsidiaries, and, to the knowledge of Paligent, no Governmental Entity has taken, or is in the process of taking, any action that could subject any such site or facility to such Liens. There are no conditions existing at any real property ever owned, operated or leased by Paligent or any of the Paligent Subsidiaries that will require now or in the future remedial or corrective action, removal, monitoring or closure pursuant to Environmental Law.

(e)           Neither Paligent nor any of the Paligent Subsidiaries has contractually, or by operation of Law, assumed or succeeded to any liabilities related to Environmental Laws of any predecessors of Paligent or the Paligent Subsidiaries.

SECTION 3.19.             Transactions with Affiliates.

Except as set forth in Section 3.19 of the Paligent Disclosure Schedule or in the Paligent SEC Documents, none of Paligent; Paligent’s Subsidiaries; the officers, directors, managers or Affiliates of any of Paligent, or Paligent’s Subsidiaries, or the Affiliates of any such officer, director or manager: (a) has borrowed money from, or loaned money to, Paligent or the Paligent Subsidiaries, (b) is a party to any Contract with Paligent or the Paligent Subsidiaries, (c) has asserted or threatened to assert any claim against Paligent or the Paligent Subsidiaries, (d) is engaged in any transaction with Paligent or the Paligent Subsidiaries, (e) has any direct or indirect financial interest in any competitor, supplier, customer, lessor, lessee, distributor, or sales agent of Paligent, the Paligent Subsidiaries or the business, or otherwise does business with Paligent or any of the Paligent Subsidiaries, (f) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property or other assets which Paligent or the Paligent Subsidiaries uses or has used or proposes to use in the conduct of the business or otherwise, or (g) has any claim whatsoever against, or owes any amount to, Paligent or any of the Paligent Subsidiaries. The arrangements listed in Section 3.19 of the Paligent Disclosure Schedule pursuant to, or are included the Paligent SEC Documents and would be included under, clauses (a), (b) or (d) of this Section 3.19 are on an arms-length basis.

SECTION 3.20.             Brokers.

No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Paligent or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section 3.20 of the Paligent Disclosure Schedule.

SECTION 3.21.             Certain Agreements.

Except as set forth in Section 3.21 of the Paligent Disclosure Schedule or the Paligent SEC Documents, neither Paligent nor any Paligent Subsidiary is a party to any: (a) agreement with any director, officer or other employee of Paligent or any Paligent Subsidiary, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Paligent of the nature contemplated by this Agreement; or (b) agreement or plan (including Paligent Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

SECTION 3.22.             Absence of Certain Commercial Practices.

Neither Paligent nor any Paligent Subsidiary, nor, to the knowledge of Paligent, any director, officer, agent, employee or other person acting on behalf of Paligent or any Paligent Subsidiary, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder Paligent or any Paligent Subsidiary or assist Paligent or any Paligent Subsidiary in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Paligent or any Paligent Subsidiary, or which, if not continued in the future, might materially and adversely affect the business or prospects of Paligent or any Paligent Subsidiary; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Paligent nor any Paligent Subsidiary, nor, to the knowledge of Paligent, any director, officer, agent, employee or other person acting on behalf of Paligent or any Paligent Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 3.23.             Bank Accounts.

Section 3.23 of the Paligent Disclosure Schedule sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which Paligent has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and sets forth the names of each person holding powers of attorney or agency authority from Paligent, as applicable, and a summary of the terms thereof and the names of each person holding credit cards in the name of Paligent, with the credit cards being so held identified.

SECTION 3.24.             Corporate Names.

Section 3.24 of the Paligent Disclosure Schedule sets forth a complete and accurate list of names used by Paligent in addition to its corporate name.

SECTION 3.25.             No Current Operations

Except as set forth in Section 3.25 of the Paligent Disclosure Schedule, Paligent and the Paligent Subsidiaries have no current business operations. Except as set forth in Section 3.25 of the Paligent Disclosure Schedule or the SEC Documents, Paligent and the Paligent Subsidiaries have (i) disposed (whether by sale, liquidation or otherwise) of all of their active business operations and (ii) neither Paligent nor the Paligent Subsidiaries have any liabilities or obligations to the acquirors of such business operations, nor did the terms of disposition require them to retain any liabilities of such disposed business operations.

SECTION 3.26.             Books and Records.

The books of account, minute books, stock record books and other records of Paligent and the Paligent Subsidiaries, all of which have been made available to IFL, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

SECTION 3.27.             Full Disclosure.

No representation or warranty, exhibit or schedule furnished by or on behalf of Paligent or any of the Paligent Subsidiaries in this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. None of Paligent or the Paligent Subsidiaries has any knowledge of any facts pertaining to Paligent or the Paligent Subsidiaries, or their business or assets that could have a Paligent Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents, except for any facts relating solely to general economic, business or political developments affecting the economy generally.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF IFL

Except as set forth in the applicable section of the disclosure schedule delivered by IFL to Paligent prior to the execution of this Agreement (the “IFL Disclosure Schedule”), IFL represents and warrants to Paligent as follows:

SECTION 4.01.             Organization of IFL; Authority.

IFL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and corporate authority to enter into the Transaction Documents, to consummate the transactions contemplated hereby and thereby, to own, lease and operate its properties and to conduct its business. Subject to the receipt of stockholder approval, the execution, delivery and performance by IFL of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of IFL, including, without limitation, the approval of the board of directors of IFL. The Transaction Documents have been duly executed and delivered by IFL and, assuming that the Transaction Documents constitute a valid and binding obligation of Paligent, constitute a valid and binding obligation of IFL. IFL is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have an IFL Material Adverse Effect. IFL has heretofore delivered or made available to Paligent complete and correct copies of the articles of incorporation and by-laws of IFL, the minute books and stock transfer records of IFL, as in effect as of the date of this Agreement. IFL is not in violation of its organizational documents.

SECTION 4.02.             Capitalization.

(a)           The authorized and outstanding capital stock of IFL is set forth in Section 4.02(a) of the IFL Disclosure Schedule ( the “IFL Capital Stock”). All of the outstanding shares of the IFL Capital Stock are validly issued, fully paid and non-assessable and are owned by the stockholders and in the amounts in Section 4.02(a) of IFL Disclosure Schedule. To IFL’s

knowledge, none of the outstanding shares of IFL Capital Stock or other securities of IFL was issued in violation of any Law, including, without limitation, state and federal securities laws. Except as set forth in Section 4.02(a) of the IFL Disclosure Schedule, there are no Liens on or with respect to any outstanding shares of IFL Capital Stock. At the Closing Date and immediately prior to the Merger, the outstanding Shares of IFL Capital Stock will be free and clear of all Liens and any other restriction (except (i) restrictions on transfer under the provisions of applicable federal, foreign and state securities law or (ii) solely as a result of acts of the Merger Sub or any of its Affiliates).

(b)           Except as set forth in Section 4.02(b) of the IFL Disclosure Schedule, there are no outstanding: (i) securities convertible into or exchangeable for IFL Capital Stock; (ii) options, warrants or other rights to purchase or subscribe for IFL Capital Stock; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any IFL Capital Stock, any such convertible or exchangeable securities or any such options, warrants or rights. Except as set forth in Section 4.02(b) of the IFL Disclosure Schedule, there is no outstanding right, option or other agreement of any kind to purchase or otherwise to receive from IFL, or any stockholder of IFL, any ownership interest in IFL, and there is no outstanding right or security of any kind convertible into such ownership interest. Except as set forth in Section 4.02(b) of the IFL Disclosure Schedule, there are no voting trusts, proxies or other similar agreements or understandings with respect to the shares of IFL Capital Stock. Except as set forth in Section 4.02(b) of the IFL Disclosure Schedule, there are no obligations, contingent or otherwise, of IFL to repurchase, redeem or otherwise acquire any shares of IFL Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except as set forth in Section 4.02(b) of the IFL Disclosure Schedule, there are no accrued and unpaid dividends with respect to any outstanding shares of IFL Capital Stock.

SECTION 4.03.             Subsidiaries.

Section 4.03 of the IFL Disclosure Schedule contains a list of the name of each Subsidiary of IFL (each such corporation, partnership or other entity being referred to herein as a “IFL Subsidiary”). Section 4.03 of the IFL Disclosure Schedule sets forth, with respect to each IFL Subsidiary, its type of entity, the jurisdiction of its organization, its authorized and outstanding capital stock, partnership interests or equivalent ownership interests and IFL’s current ownership of such shares or interests. Except as set forth in Section 4.03 of the IFL Disclosure Schedule, each of the outstanding shares of capital stock of each of the IFL Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by IFL or another IFL Subsidiary free and clear of any Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights. Except as set forth in Section 4.03 of the IFL Disclosure Schedule, there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, to IFL’s knowledge, voting or transfer of any shares, whether issued or unissued, of any IFL Subsidiary. Except as set forth in Section 4.03 of the IFL Disclosure Schedule, IFL and the IFL Subsidiaries do not own any equity interests in any person. Each IFL Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business. Each IFL Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, have a IFL Material Adverse Effect.

SECTION 4.04.             No Violation; Consents and Approvals.

Except as set forth in Section 4.04 of the IFL Disclosure Schedule, the execution and delivery by IFL of the Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, (a) the terms and conditions or provisions of the certificate of incorporation or by-laws of IFL, (b) any Laws applicable to IFL or the property or assets of IFL, or (c) give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of IFL under, any Contracts to which IFL is a party or by which IFL or any of its assets may be bound, except, in the case of clauses (b) and (c), for such conflicts, violations or defaults as to which requisite waivers or consents will have been obtained prior to the Closing or which, individually or in the aggregate, would not have an IFL Material Adverse Effect. Except as set forth in Section 4.04 of the IFL Disclosure Schedule, no Governmental Approval is required to be obtained or made by or with respect to IFL or any IFL Subsidiary in connection with the execution and delivery of this Agreement or the consummation by IFL of the transactions contemplated hereby, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have an IFL Material Adverse Effect.

SECTION 4.05.             [Reserved]

SECTION 4.06.             Financial Statements.

(a)           Attached as Section 4.06 to the IFL Disclosure Schedule are true and complete copies of: (i) the unaudited balance sheets of IFL from inception through December 31, 2005 and the related unaudited statements of income, stockholders’ equity and cash flows of IFL for the respective 12-month period then ended, (including all related notes and schedules, the “IFL Year-End Financial Statements”), and (ii) the unaudited balance sheets of IFL as of June 30, 2006 and the related consolidated statements of income, stockholders equity and cash flows of IFL for the three month period then ended (including all notes and related schedules, the “IFL Interim Financial Statements” and collectively with the Year-End Financial Statements, the “IFL Financial Statements”). The IFL Financial Statements (1) were prepared in accordance with the books of account and other financial records of IFL, (2) fairly present in all material respects the consolidated financial condition and results of operations of IFL as at the respective dates thereof and for the periods covered thereby, (3) have been prepared in accordance with GAAP throughout the periods involved except as disclosed therein and in the notes thereto, to the extent permitted by GAAP and (4) include all adjustments that are necessary to fairly present the financial condition of IFL and the results of operations and cash flows of IFL as of the dates thereof and for the periods covered thereby.

(b)           The books of account of IFL reflect all of its items of income and expense, and substantially all of their assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing audited financial statements, in accordance with GAAP. IFL has filed all reports required by any Law to be filed by it, and it has duly paid or accrued on its books of account all applicable duties and charges due pursuant to such reports.

(c)           IFL has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary, (1) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (2) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

SECTION 4.07.             Absence of Certain Changes or Events.

Since December 31, 2005, IFL has conducted business only in the ordinary course of business consistent with past practice, and, since such date and except as set forth in Section 4.07 to the IFL Disclosure Schedule, there has not been with respect to IFL any:

(a)           change or, to the knowledge of the IFL, threatened change in the business, assets, operations, condition (financial or otherwise), results of operations or prospects of the business of IFL, which has had or could have an IFL Material Adverse Effect;

(b)           transactions not in the ordinary course of business consistent with past practice;

(c)           damage, destruction or loss, whether or not insured, materially affecting the business or the assets of IFL;

(d)           failure to maintain in full force and effect substantially the same level and types of insurance coverage as in effect on December 31, 2005 for destruction, damage, or loss to the business or the assets of IFL;

(e)           change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions;

(f)            revaluation of any assets or write-down of the value of any Inventories;

(g)           declaration, setting aside, or payment of a dividend or other distribution in respect of the IFL Capital Stock, or any direct or indirect redemption, purchase or other acquisition of any shares of such IFL Capital Stock;

(h)           issuance or sale of any shares of any equity security or of any security exercisable or convertible into or exchangeable for equity securities;

(i)            amendment to the certificate of incorporation, by-laws or similar organizational documents of IFL;

(j)            sale, assignment or transfer of or lapse of any rights with respect to Intellectual Property;

(k)           indebtedness incurred for borrowed money or any commitment to borrow money, any incurrence of a contingent liability or any guaranty or commitment to guaranty the indebtedness of others entered into, by IFL;

(l)            capital expenditure or capital commitment requiring an expenditure of monies in the future by IFL, other than transactions in the ordinary course of business consistent with past practice not in excess of $10,000 in the aggregate for IFL;

(m)          cancellation of any debt or waiver or release of any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with past practice of IFL which do not exceed $10,000 in the aggregate for IFL;

(n)           amendment, termination or revocation of, or a failure in any material respect to perform obligations or the occurrence of any default under (i) any Contract (including, without limitation, leases) to which IFL is or, as of December 31, 2005, was a party, other than in the ordinary course of business consistent with past practice, or (ii) any License;

(o)           increase or commitment to increase the salary or other compensation payable or to become payable to IFL’s officers, directors, employees, agents or independent contractors, or the payment of any bonus to the foregoing persons except in the ordinary course of business consistent with past practice;

(p)           execution of termination, severance or similar agreements with any officer, director, employee, agent or independent contractor of IFL;

(q)           entering into any leases of real property or agreement to acquire real property;

(r)            new or change of any Tax election;

(s)           steps taken to incorporate any subsidiary

(t)            acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any assets and properties of IFL;

(u)           transaction by IFL with any officer, director or Affiliate thereof or any Affiliate of any such officer, director or Affiliate; or

(v)           agreement, or other commitment, whether in writing or otherwise, to take any of the actions specified in this Section 4.07, except as expressly contemplated by this Agreement.

SECTION 4.08.             Absence of Undisclosed Liabilities.

Except as set forth in Section 4.08 of the IFL Disclosure Schedule, IFL has no indebtedness, liability or obligation, whether or not accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due, which was not reflected or reserved against in the balance sheets which are part of the IFL Financial Statements, except for those (i) incurred in connection with this Agreement or (ii) incurred in the ordinary course of business subsequent to June 30, 2006 and in each such case are fully reflected on IFL’s books of account, and individually or in the aggregate, could not reasonably be expected to have an IFL Material Adverse Effect.

SECTION 4.09.             Personal Property.

(a)           Except as set forth on Section 4.09 of the IFL Disclosure Schedule, IFL has good, valid and marketable title to, or a valid leasehold interest in, all assets respectively owned or leased by it, including, without limitation, all assets reflected in the IFL Financial Statements and all assets acquired by IFL since the date of the IFL Interim Financial Statements (except for Inventory and assets which have been sold or otherwise disposed of in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens. At Closing, the Surviving Corporation will acquire good, valid, legal, equitable and marketable title to all of the assets of IFL, free and clear of all Liens (other than Permitted Liens) and any other restrictions. All personal property of IFL is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used and its use complies in all material respects with all applicable Laws. Except for inventory disposed of in the ordinary course of business consistent with past practice, the assets of IFL constitute all the assets (whether inchoate, tangible or intangible) and property (whether real or personal) necessary to conduct its business as presently conducted and as previously conducted. To the knowledge of the IFL, there are no facts or conditions affecting the IFL, its assets or its business which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently (or proposed to be) used, occupied or operated, or their adequacy for such use, except for facts or conditions relating solely to general economic, business or political developments affecting the economy generally.

(b)           Following the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will own, pursuant to good, valid and marketable title, or lease, under valid and subsisting leases disclosed on Section 4.09 of the IFL Disclosure Schedule the assets of IFL without incurring any penalty or other adverse consequences, including, without limitation, any increase in any respect in rentals, royalties or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 4.10.    Real Property.

(a)           IFL does not own any real property.

(b)           Section 4.10(b) of the IFL Disclosure Schedule contains a true, correct and complete description of each parcel of real property leased by IFL (together with all buildings, structures, facilities, fixtures and other improvements thereon, the “IFL Leased Real Property”), and lists each such lease (the “IFL Real Property Leases”), including (i) the name of the landlord, (ii) the location of the property, (iii) the date of the lease (and the commencement date of the lease, if different), (iv) the term of the lease, (v) annual base rents, (vi) additional rent, (vii) rental prepayments, (viii) security deposits, (ix) rent abatements, and (x) any amendments to the lease.

(c)           Except as disclosed on Section 4.10(c) of the IFL Disclosure Schedule, IFL is the tenant under the IFL Real Property Leases as set forth in Section 4.10(b) of the IFL Disclosure Schedule and nothing has been done or suffered by IFL whereby any IFL Real Property Lease has been encumbered in any way and IFL has good right to assign its interest under the IFL Real Property Leases, free and clear of all subleases, occupancy agreements and other rights of occupancy or possession (collectively, “IFL Sublease Agreements”), Liens, other than Permitted Liens, and is in sole possession of each parcel of IFL Leased Real Property. Except as set forth on Section 4.10(c) of the IFL Disclosure Schedule, all rent presently due under each IFL Real Property Lease has been paid in full through August 31, 2006. Except as disclosed on Section 4.10(d) of the IFL Disclosure Schedule, IFL has not granted and does not currently grant a subleasehold interest or other right of occupancy possession in any IFL Leased Real Property pursuant to a IFL Sublease Agreement.

(d)           IFL has adequate rights of ingress and egress with respect to the IFL Leased Real Property. IFL does not owe any brokerage commissions with respect to any IFL Leased Real Property, IFL Real Property Lease or IFL Sublease Agreement. No tenant or other party in possession of any of the IFL Leased Real Property has any right to purchase or lease, or holds any right of first refusal to purchase or lease, such properties. There are no condemnation or appropriation proceedings pending or, to the knowledge of IFL, threatened against the IFL Leased Real Property. IFL has complied, and is in compliance, with all Laws and has obtained and presently holds all Licenses including, without limitation, all permanent certificates of occupancy, required by Laws applicable to the IFL Leased Real Property which it leases.

(e)           IFL has delivered or made available to Paligent prior to the execution of this Agreement true, correct and complete copies of (i) all leases, certificates of occupancy, fire and casualty insurance policies and similar documents, and all amendments thereof, with respect to the IFL Leased Real Property, and (ii) all IFL Real Property Leases (including all amendments and renewal letters and IFL Sublease Agreements), if any.

(f)            The buildings, structures, facilities, fixtures and other improvements constituting a portion of the IFL Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. IFL has not received any notice under any IFL Real Property Lease or IFL Sublease Agreement or from any insurance company which has issued a policy with respect to any portion of the IFL Leased Real Property to repair or pay for any repair related to the IFL Leased Real Property with which such parties have not complied. To the knowledge of IFL, if any IFL Leased Real Property subject to an IFL Real Property Lease were surrendered to the landlord thereunder in its present condition, such IFL Leased Real Property would be required to be accepted by the landlord in such condition pursuant to the terms of the related IFL Real Property Lease.

(g)           Each IFL Real Property Lease is in full force and effect. Neither IFL nor any landlord under any IFL Real Property Lease is in default thereunder. No landlord under any IFL Real Property Lease has made any claim against IFL under an IFL Real Property Lease or otherwise, and IFL has no notice of a default, offset or counterclaim under any IFL Real Property Lease and no event or condition exists which constitutes or would constitute a default or is reasonably likely to constitute a default under any IFL Real Property Lease.

(h)           Except as set forth on Section 4.10(h) of the IFL Disclosure Schedule, all work required to be performed by each landlord under a IFL Real Property Lease has been completed to the satisfaction of IFL. All work allowances have been paid in full except as set forth on Section 4.10(h) of the IFL Disclosure Schedule.

(i)            Except as set forth on Section 4.10(i) of the IFL Disclosure Schedule, no consents of any landlord, mortgagee, or any other party are required or otherwise desirable for the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

SECTION 4.11.    Intellectual Property.

(a)           Section 4.11(a) of the IFL Disclosure Schedule sets forth (i) all trade name registrations, trademark registrations, service mark registrations, patents and copyright registrations (and any pending applications for any of the foregoing) hat are owned by IFL and (ii) all Intellectual Property that is licensed to IFL by third parties and material to its business. Except as set forth in Section 4.11(a) of the IFL Disclosure Schedule, IFL has not received any written notice that the rights of IFL in the IFL Intellectual Property have been declared unenforceable or otherwise invalid by any court or Governmental Entity. IFL has taken commercially reasonable steps to maintain and protect its rights in and to each item of the IFL Intellectual Property. To the knowledge of IFL, there are no rights of any Person that would interfere with or prevent the use by IFL of any of its rights in and to any IFL Intellectual Property that is material to its business. To the knowledge of IFL, there is no existing third party infringement, misuse, or misappropriation of the IFL Intellectual Property. Except as set forth in Section 4.11(a) of the IFL Disclosure Schedule, with respect to any agreements by which IFL is licensed or otherwise is granted the right to use any item of third party Intellectual Property that is material to the respective business of IFL (the “IFL IP Licenses”), the consummation of the transactions contemplated by this Agreement shall not cause a breach of such agreements or cause the licensor under such agreements to be able to terminate such agreements.

(b)           Except as would not have an IFL Material Adverse Effect, IFL has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property right of any Person.

(c)           Except as set forth in Section 4.11(c) of the IFL Disclosure Schedule, no item of IFL Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge to which IFL is a party or to which its assets are bound. Except as set forth in Section 4.11(c) of the IFL Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand to which IFL is a party or to which its assets are bound is pending or, to the knowledge of IFL, threatened which challenges the legality, validity, enforceability or ownership of, or its right to use, any items of IFL Intellectual Property.

(d)           Except as set forth in Section 4.11(d) of the IFL Disclosure Schedule, IFL has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict of or with any third party IFL Intellectual Property. Except as set forth in Section 4.11(d) of the IFL Disclosure Schedule and except as would not have an IFL Material Adverse Effect, (i) IFL possesses the sole and exclusive good, valid and transferable title in and to all items of IFL Intellectual Property that IFL purports to own, free and clear of all Liens, and (ii) no royalties or other payments are required in connection with the use and enjoyment by IFL of any of the IFL Intellectual Property (other than royalties or other payments, in each case not exceeding $10,000 with respect to licenses of commercially available software).

SECTION 4.12.    Litigation; Compliance with Laws.

(a)           Except as set forth in Section 4.12 of the IFL Disclosure Schedule, there are: (i) no claims, actions, suits, investigations or proceedings pending or, to the knowledge of IFL, threatened against, relating to or affecting IFL, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of IFL in their capacities as such, and (ii) no orders of any Governmental Entity or arbitrator are outstanding against IFL, its business, its assets, or any employee, officer, director, stockholder, or independent contractor of IFL in their capacities as such, or that could prevent or enjoin, or delay in any respect, consummation of the transactions contemplated hereby. Section 4.12 of the IFL Disclosure Schedule includes a description of all claims, actions, suits, investigations or proceedings involving IFL, its business, its assets, or any employee, officer, director, stockholder or independent contractor of IFL in their capacities as such.

(b)           IFL has complied and is in compliance in all material respects with all Laws applicable to IFL, its business or its assets. IFL has not received notice from any Governmental Entity or other Person of any material violation of Law applicable to it, its business or its assets. IFL has obtained and holds all required Licenses (all of which are in full force and effect) from all Government Entities applicable to it, its business or its assets. No violations are or have been recorded in respect of any such License and no proceeding is pending, or, to the knowledge of IFL threatened to revoke or limit any such License.

SECTION 4.13.    Employee Benefit Plans.

(a)           Except as disclosed in Section 4.13(a) of the IFL Disclosure Schedule, (i) neither IFL nor any of its ERISA Affiliates maintains or sponsors, or has any liability, contingent or otherwise, with respect to, any Benefit Arrangement, (ii) no Benefit Arrangement provides or has ever provided post-retirement medical or health benefits or severance benefits, except to the extent required by Part 6 of Title I of ERISA or similar state laws, and (iii) no Benefit Arrangement is or has ever been a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code. IFL has made available to Paligent true and complete copies of: (i) each written Benefit Arrangement document and a description of each unwritten Benefit Arrangement, (ii) each summary plan description relating to any Benefit Arrangement, (iii) each trust, insurance or other funding contract or agreement relating to any Benefit Arrangement, (iv) each administrative services contract or agreement relating to any Benefit Arrangement, (v) the three most recent annual reports (Forms 5500) for each Benefit Arrangement (including all related schedules), if applicable, and (vi) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Benefit Arrangement which is intended to constitute a qualified plan under Section 401 of the Code. Neither IFL nor any ERISA Affiliate has any obligation or commitment to establish, maintain, operate or administer any new Benefit Arrangement or to amend any Benefit Arrangement so as to increase benefits thereunder or otherwise.

(b)           Neither IFL nor any ERISA Affiliate has or has ever had any liability with respect to any Benefit Arrangement that is subject to Title IV of ERISA, including a “multiemployer plan”, as defined in Section 3(37) of ERISA or a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither IFL nor any ERISA Affiliate has terminated a Benefit Arrangement with respect to which any liability remains outstanding.

(c)           Each Benefit Arrangement conforms in all respects to, and has been operated and administered in compliance with, its terms and all applicable laws, including ERISA and the Code, and including, but not limited to the requirements of ERISA Sections 601 et seq. and 701 et seq. and Sections 4980B, 9801 and 9802 of the Code. Each Benefit Arrangement intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a currently effective favorable IRS determination, opinion, notification or advisory letter issued by the IRS. Neither IFL nor any ERISA Affiliate has incurred or is subject to a tax under Section 4979 of the Code. No Benefit Arrangement has assets that include securities issued by IFL or any ERISA Affiliate.

(d)           There are no pending or, to the knowledge of IFL, threatened actions, suits, claims, trials, arbitrations, investigations or other proceedings by any Person or Governmental Authority, including any present or former participant or beneficiary under any Benefit Arrangement (or any beneficiary of any such participant or beneficiary) involving any Benefit Arrangement or any rights or benefits under any Benefit Arrangement other than ordinary and usual claims for benefits by participants or beneficiaries thereunder. No event has occurred and no condition exists that could subject IFL or the fund of any Benefit Arrangement to the imposition of any tax or penalty with respect to any Benefit Arrangement, whether by way of indemnity or otherwise. All contributions required to have been made or remitted and all expenses required to have been paid by IFL to or under any Benefit Arrangement under the terms of any such plan, any agreement or any applicable law have been paid within the time prescribed by any such plan, agreement or law. All contributions to or under any Benefit Arrangement have been currently deductible under the Code when made. No “prohibited transaction” (as defined in ERISA Section 406) or breach of fiduciary responsibility has occurred with respect to any Benefit Arrangement for which a tax, penalty or other liability of whatever nature could be incurred by IFL, whether by way of indemnity or otherwise.

(e)           There is no contract, agreement or benefit arrangement covering any current or former employee or director of IFL or any ERISA Affiliate which, individually or in the aggregate, could be expected to give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code) or be nondeductible under Section 162(m) of the Code. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in conjunction with any other event (including the termination of an employee’s employment) (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of IFL or any ERISA Affiliate under any Benefit Arrangement, or to any present or former employee, director, officer, stockholder, contractor or consultant of IFL or any ERISA Affiliate, (ii) be a trigger event under any Benefit Arrangement that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of IFL or any ERISA Affiliate.

(f)            No Benefit Arrangement is required to comply with the provisions of any foreign law.

(g)           Other than routine claims for benefits under any Benefit Arrangement, there are no pending, or, to the knowledge of IFL, threatened, actions or proceedings involving any Benefit Arrangement, or the fiduciaries, administrators, or trustees of any Benefit Arrangement or IFL or any of its ERISA Affiliates as the employer or sponsor under any Benefit Arrangement, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Benefit Arrangement or any other person whomsoever. IFL knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy

SECTION 4.14.    Taxes.

Except as set forth in Section 4.14 of the IFL Disclosure Schedule:

(a)           IFL has timely filed or caused to be timely filed all Tax Returns required to be filed under applicable Tax Laws. All such Tax Returns were, when filed, and continue to be, true, correct and complete in all respects. IFL is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by the Taxing Authority of any jurisdiction in which IFL does not file Tax Returns or pay Taxes that it may be subject to taxation by that jurisdiction, nor is there any meritorious basis for such a claim.

(b)           All Taxes due and owing by IFL (whether or not shown on any Tax Return) have been timely paid. Any liability of IFL for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings, have been provided for on the Financial Statements in accordance with GAAP. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of IFL.

(c)           IFL has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign Laws, any applicable Tax convention, or otherwise).

(d)           None of IFL or any director, officer, employee or accountant responsible for Tax matters of IFL expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are pending with respect to IFL. IFL has not received from any Taxing Authority (i) any notice indicating an intent to commence any audit or other review, (ii) any request for information related to Tax matters, or (iii) any notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any authority against IFL. Each deficiency resulting from any audit or examination relating to Taxes of IFL has been timely paid. No issues relating to such Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. IFL has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           IFL is not a party to and is not bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes, whether or not in writing (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(f)            IFL will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of an adjustment under Section 481 of the Code, a change in method of accounting, any intercompany transactions or any excess loss account described in Treasury Regulations promulgated pursuant to Section 1502 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local or foreign Tax Law or for any other reason. No items of income or expense will be reallocated under Section 482 of the Code or any similar provision under state Law for any Post-Closing Tax Period with respect to any material transactions or arrangements between or among any of the IFL Stockholders and IFL.

(g)           (i) IFL has not made with respect to it, or any property held by it, any consent under Section 341 of the Code, (ii) no property of IFL is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (iii) IFL is not a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1968.

(h)           IFL has delivered to the Purchaser (i) complete and correct copies of all its Tax Returns for all taxable periods and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents, submitted, received or agreed to by or on behalf of IFL and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(i)            IFL has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee, successor, by contract or otherwise.

(j)            The unpaid Taxes of IFL (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on IFL’s books and records provided to Paligent, and (ii) shall not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of IFL. Since its inception, IFL has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, other than in the ordinary course of business consistent with past practice.

(k)           IFL has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)            IFL operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(m)          From and after the Effective Time, the Surviving Corporation will hold substantially all of the properties of IFL and of Merger Sub within the meaning of Section 368(a)(2)(E) of the Code.

SECTION 4.15.    Contracts and Commitments.

Section 4.15 of the IFL Disclosure Schedule sets forth a list of all material agreements, Contracts and commitments to which IFL is a party or by which IFL or its assets are bound (each, an “IFL Material Contract”), including, without limitation:

(a)           agreements, contracts, commitments or arrangements involving IFL’s Intellectual Property;

(b)           employment agreements or severance agreements or employee termination arrangements that are not terminable at will by IFL without penalty;

(c)           any change of control agreements with employees of IFL;

(d)           agreements, contracts, commitments or arrangements containing any covenant limiting the ability of IFL to engage in any line of business or to compete with any business or person;

(e)           agreements or contracts with any officer, director or employee of IFL (other than employment, severance and change of control agreements covered by clause (b) or (c) above);

(f)            agreements or contracts under which IFL has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $10,000;

(g)           joint venture agreements or other agreements involving the sharing of profits;

(h)           leases pursuant to which personal or real property is leased to or from IFL;

(i)            powers of attorney from IFL;

(j)            guaranties, suretyships or other contingent agreements of IFL;

(k)           all agreements, contracts, commitments and arrangements between IFL and any Governmental Entity;

(l)            any agreement, contract, commitment or arrangement relating to capital expenditures with respect to IFL and involving future payments which exceed $10,000 in any 12-month period;

(m)          any agreement, contract, commitment or arrangement relating to the acquisition of assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise;

(n)           contracts (other than those covered by clause (a) through (m) above) pursuant to which IFL will receive or pay in excess of $10,000 over the life of the contract;

(o)           any other material agreements, Contracts and commitments whether or not entered into in the ordinary course of business; and

(p)           all proposed arrangements or contracts of IFL which it reasonably expects to be near consummation and of a type that if entered into would be a Contract described in clauses (a) through (o) above.

Except as set forth in Section 4.15 of the IFL Disclosure Schedule, neither IFL, nor, to the knowledge of IFL, any other party thereto, is in material breach of or in material default under any IFL Material Contract. Each such IFL Material Contract is in full force and effect, and is a legal, valid and binding obligation of IFL and, to the knowledge of IFL, each of the other parties thereto, enforceable in accordance with its terms.

SECTION 4.16.    Insurance.

(a)           Section 4.16(a) of the IFL Disclosure Schedule contains a complete and accurate list of all insurance policies currently providing and that have been providing coverage in favor of IFL (or any predecessor) specifying the insurer and type of insurance under each. IFL has heretofore delivered to Paligent true, correct and complete copies of all such policies.  Each current policy is in full force and effect, all premiums are currently paid, no notice of cancellation or termination has been received with respect to any such policy and, to the knowledge of IFL, there is no threatened increase in premiums or cancellation or termination of any such policy.  Such policies have been sufficient for compliance with all requirements of Law, any Contracts, any IFL Real Property Leases and any IFL Sublease Agreements. IFL (or any predecessor) has not been refused any insurance with respect to its assets and operations, nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. IFL (or any predecessor) has insured by reputable insurers its assets (or the assets of any predecessor) in the conduct of its business that are of an insurable character against risks of liability, casualty and fire in adequate amounts and consistent with prudent industry practice, and maintains such insurance against hazards, risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses, similarly situated, and such insurance has been effective, in full force and effect, without interruption since the date such company (or any predecessor) commenced business.  The insurance specified in Section 4.16(a) of the IFL Disclosure Schedule has been effective, in full force and effect, without interruption since the date specified in Section 4.16(a) of the IFL Dislcosure Schedule as the initial date of coverage.

(b)           Except as set forth in Section 4.16(b) of the IFL Disclosure Schedule, there is no pending claim by IFL under any insurance policy listed in Section 4.16(a) of the IFL Disclosure Schedule. Section 4.16(b) of the IFL Disclosure Schedule sets forth all claims by IFL (whether or not resolved) under any insurance policy, which claim has been outstanding at any time since inception. Except as set forth in Section 4.16(b) of the IFL Disclosure Schedule, neither the business nor the assets has had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and IFL is not aware of any occurrence which may give rise to any claim not covered by insurance.

SECTION 4.17.    Labor Matters.

Except as set forth in Section 4.17 of the IFL Disclosure Schedule: (a) IFL has performed all material obligations under all Contracts, applicable Law or otherwise with respect to its employees, independent sales representatives, consultants, agents, officers, directors and independent contractors, and has paid or properly accrued for in the IFL Financial Statements all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such Persons; (b) IFL is in compliance in all material respects with all federal, state, local and foreign Laws and regulations respecting employment and employment practices, terms and conditions of employment, wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation and employee privacy and right to know; (c) there is no pending, or to the knowledge of IFL, any threatened, charge, complaint, allegation, application or other process against IFL before the National Labor Relations Board or any other comparable Governmental Entity; (d) there is, and have been, (i) no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the knowledge of IFL, threatened against or otherwise affecting or involving IFL or (ii) no lawsuits (other than grievance proceedings) pending, or to the knowledge of IFL, threatened between IFL and any current or former employee or independent contractor of IFL or any union or other collective bargaining unit representing any current or former employee of IFL; (e) no employees of IFL are covered by any collective bargaining agreements and, to the knowledge of IFL, no effort is being made by any union to organize any of the employees of IFL; and (f) to its knowledge, IFL has not hired any illegal aliens as employees or independent contractors.

SECTION 4.18.    Environmental Matters.

Except as set forth on Section 4.18 of the IFL Disclosure Schedule:

(a)           IFL has complied in all material respects at all times with all applicable Environmental Laws and their requirements. IFL has obtained all necessary Licenses and filed all required reports and notifications  pursuant to all Environmental Laws.  All such Licenses are in good standing, and IFL has complied at all times with all terms and conditions of such Licenses. IFL has not received any notice or communications from any Governmental Entity with respect to any violation of Environmental Law.

(b)           No Environmental Claim has been filed by or against IFL, and it has not received any written notice of any investigation, claim or review which has occurred or is pending or threatened against it by any Governmental Entity with respect to any Environmental Laws. IFL does not own, operate or lease a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable foreign, state or local Law. IFL has not transported or arranged for the transport, treatment or disposal of any Regulated Substances to any location.

(c)           IFL has never generated, manufactured, used, transported, treated, stored, handled, disposed of, released, transferred, produced or processed any Regulated Substance at, to or on any real property owned, operated or leased by it, or any other location.  No written or oral notification of a discharge or release of Regulated Substances by IFL has been registered or filed by or on behalf of it, and no site or facility now or previously owned, operated or leased by it is listed on the United States Environmental Protection Agency’s National Priorities List of Uncontrolled Hazardous Waste Sites or any similar list of sites requiring investigation or clean-up.

(d)           No Liens have arisen under or pursuant to any Environmental Law on any site or facility now or previously owned, operated or leased by IFL, and, to the knowledge of IFL, no Governmental Entity has taken, or is in the process of taking, any action that could subject any such site or facility to such Liens.  There are no conditions existing at any real property ever owned, operated or leased by IFL that will require now or in the future (i) remedial or corrective action, removal, monitoring or closure pursuant to Environmental Law, or (ii) Paligent, the

Paligent Subsidiaries or IFL to incur costs pursuant to the terms and conditions of any of the IFL Real Property Leases.

SECTION 4.19.    Transactions with Affiliates.

Except as disclosed in Section 4.14 or 4.19 of the IFL Disclosure Schedule none of IFL, the officers, directors, managers or Affiliates of IFL, or the Affiliates of any such officer, director or manager: (a) has borrowed money from, or loaned money to, IFL, (b) is a party to any Contract with IFL, (c) has asserted or threatened to assert any claim against IFL, (d) is engaged in any transaction with IFL, (e) has any direct or indirect financial interest in any competitor, supplier, customer, lessor, lessee, distributor, or sales agent of IFL or its business, or otherwise does business with the IFL, (f) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property or other assets which IFL uses or has used or proposes to use in the conduct of its business or otherwise, or (g) has any claim whatsoever against, or owes any amount to, IFL.  Except as provided in Section 4.19 of the IFL Disclosure Schedule, the arrangements listed in Section 4.14 or 4.19 of the IFL Disclosure Schedule pursuant to clauses (a), (b) or (d) of this Section 4.19 are on an arms-length basis.

SECTION 4.20.    Brokers.

No broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by IFL or any of their respective directors, officers, employees, representatives or agents, except for the fees and expenses set forth in Section 4.20 of the IFL Disclosure Schedule.

SECTION 4.21.    Certain Agreements.

Except as set forth in Schedule 4.21 of the IFL Disclosure Schedule, IFL is not a party to any: (a) agreement with any director, officer or other employee of IFL, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving IFL of the nature contemplated by this Agreement; or (b) agreement or plan (including IFL Employee Plans), any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of IFL Common Stock or shares of IFL Common Stock granted in connection with the performance of services for IFL is or will be entitled to receive cash from IFL in lieu of or in exchange for such option or shares solely as a result of the transactions contemplated by this Agreement.

SECTION 4.22.    Absence of Certain Commercial Practices.

Neither IFL nor, to the knowledge of IFL, any director, officer, agent, employee or other person acting on behalf of IFL, has: (i) given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to help or hinder IFL or assist IFL in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of IFL, or which, if not continued in the future, might materially and adversely affect the business or prospects of IFL; or (ii) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful contributions, payments or gifts or made any unlawful expenditures relating to political activity to government officials or others. IFL, and, to the knowledge of IFL, each director, officer, agent, employee or other person acting on behalf of IFL, has not accepted or received any unlawful contributions, payments, gifts or expenditures.

SECTION 4.23.    Bank Accounts.

Section 4.23 of the IFL Disclosure Schedule sets forth an accurate list of each bank, trust company, savings institution or other financial institution with which IFL has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto, and sets forth the names of each person holding powers of attorney or agency authority from IFL, as applicable, and a summary of the terms thereof and the names of each person holding credit cards in the name of IFL, with the credit cards being so held identified.

SECTION 4.24.    Corporate Names.

Section 4.24 of the IFL Disclosure Schedule sets forth a complete and accurate list of names used by IFL in addition to its corporate name.

SECTION 4.25.    Books and Records.

The books of account, minute books, stock record books and other records of IFL, all of which have been made available to Paligent, are complete and correct in all material respects and have been maintained in accordance with sound business practices in all material respects.

SECTION 4.26.    Full Disclosure.

No representation or warranty, exhibit or schedule furnished by or on behalf of IFL in this Agreement or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.  IFL has no knowledge of any facts pertaining to IFL, its business or its assets that could have a IFL Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents, except for any facts relating solely to general economic, business or political developments affecting the economy generally.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF
BUSINESS PENDING THE MERGER

SECTION 5.01.    Conduct of the Business Pending the Merger.

(a)           During the period from the date of this Agreement and continuing until the Effective Time, Paligent agrees as to itself and the Paligent Subsidiaries, that Paligent shall not, and shall cause the Paligent Subsidiaries not to, engage in any business whatsoever other than in connection with the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to preserve intact its business and assets, maintain its assets in good operating condition and repair (ordinary wear and tear excepted), retain the services of its officers, employees and independent contractors and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, IFL consents otherwise in writing.

(b)           During the period from the date of this Agreement and continuing until the Effective Time, IFL agrees that it shall carry on its business only in the ordinary course of business consistent with past practice, use commercially reasonable efforts to preserve intact its business and assets, maintain its assets in good operating condition and repair (ordinary wear and tear excepted), maintain its rights and franchises with respect to its business, retain the services of its officers, employees and independent contractors and maintain the relationships with customers, suppliers and others having business dealings with it, and use reasonable commercial efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained with respect to its business, unless, in any case, Paligent consents otherwise in writing; provided that IFL may take any and all of the actions listed in Schedule 5.01(b) of the IFL Disclosure Schedules at any time prior to or after the date of this Agreement without the consent of Paligent.

(c)           During the period from the date of this Agreement and continuing until the Effective Time, each of IFL and Paligent agrees as to itself and, with respect to Paligent, the Paligent Subsidiaries, respectively, that except as expressly contemplated or permitted by this Agreement, as disclosed in Section 5.01(c) of the IFL Disclosure Schedule or the Paligent Disclosure Schedule, as applicable, or to the extent that the other party shall otherwise consent in writing:

(i)            It shall not amend or propose to amend its certificate of incorporation or by-laws or equivalent organizational documents except as contemplated in this Agreement.

(ii)           It shall not, nor in the case of Paligent shall it permit the Paligent Subsidiaries to, issue, deliver, sell, redeem, acquire, authorize or propose to issue, deliver, sell, redeem, acquire or authorize, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants or options to acquire, any such shares or convertible securities or other ownership interest, provided that: (1)  Paligent shall be permitted to issue the shares of Paligent Common Stock to be issued to IFL stockholders hereunder, (ii) IFL shall be permitted to issue options to purchase shares of IFL Common Stock such that options to purchase no more than 2,500,000 shares of IFL Common Stock under the IFL 2006 Equity Compensation Plan shall be outstanding immediately prior to the Closing Date and (3) each party shall be permitted to issue shares of its common stock pursuant to the exercise of stock options, warrants and other convertible securities outstanding as of the date hereof and listed on the IFL Disclosure Schedule or the Paligent Disclosure Schedule, as the case may be.

(iii)          It shall not, nor in the case of Paligent shall it permit any of the Paligent Subsidiaries to, nor shall it propose to: (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (ii) except with respect to the Reverse Stock Split, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; provided, however, that each wholly-owned subsidiary may declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to its capital stock, to its parent.

(iv)          Other than dispositions in the ordinary course of business consistent with past practice which would not cause a Paligent Material Adverse Effect or an IFL Material Adverse Effect (as applicable), individually or in the aggregate, to it and its subsidiaries, taken as a whole, it shall not, nor shall it permit any of its subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of its assets.

(v)           It shall confer on a regular and frequent basis with the other corporate party hereto, report on operational matters and promptly advise the other in writing of any change in the condition (financial or otherwise), operations or properties, businesses or business prospects of such party or any of its subsidiaries which is material to such party and/or its subsidiaries, taken as a whole.

(vi)          It shall not permit to occur any (1) change in accounting principles, methods or practices, investment practices, claims, payment and processing practices or policies regarding intercompany transactions, (2) incurrence of Indebtedness or any commitment to incur Indebtedness, any incurrence of a contingent liability, Contingent Obligation or other liability of any type, except for (A) with respect to Paligent, for loans pursuant to the promissory note dated October 8, 2003 between Paligent and Kurtz (the “Kurtz Note”) and (B) with respect to IFL, other than obligations related to the acquisition of Inventory in the ordinary course consistent with past practices, (3) cancellation of any debt or waiver or release of any contract, right or claim, except for cancellations, waivers and releases in the ordinary course of business consistent with its past practice which do not exceed $10,000 in the aggregate, (4) amendment, termination or revocation of, or a failure to perform obligations or the occurrence of any default under, (Y) any contract or agreement (including, without limitation, leases) to which it is or, as of June 30, 2006, was a party, other than in the ordinary course of business consistent with past practice, or (Z) any License, (5) execution of termination, severance or similar agreements with any of its officers, directors, employees, agents or independent contractors or (6) entering into any leases of real property or agreement to acquire real property other than those set forth in Section 5.01(c) of the IFL Disclosure Schedule.

SECTION 5.02.    No Action.

During the period from the date of this Agreement and continuing until the Effective Time, each of IFL and Paligent agrees as to itself and, with respect to Paligent, the Paligent Subsidiaries, respectively, that it shall not, and Paligent shall not permit any of the Paligent Subsidiaries to, take or agree or commit to take any action, (i) that is reasonably likely to make any of its representations or warranties hereunder inaccurate; or (ii) that is prohibited pursuant to the provisions of this Article V.

ARTICLE VI
ADDITIONAL AGREEMENTS

SECTION 6.01.    Preparation of Proxy Statement.

Paligent agrees that as promptly as practicable following the date of this Agreement it shall prepare and file a proxy statement on Form 14A (the “Proxy Statement”).  Paligent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following such filing.  In connection with the foregoing, IFL shall furnish to Paligent (and be responsible for) all information related to it as is required to be included in the Proxy Statement.  The Proxy Statement shall specify that (a) the following persons shall be standing for election as directors of Paligent: Salvatore A. Bucci, Richard J. Kurtz, Michael Molnar, Kurt Otto and Gareb Shamus; (b) Gareb Shamus shall be chairman of the board of directors; and (c) the following persons shall be appointed as the officers of Paligent with the title set after their name:  Gareb Shamus (chief executive officer and president), Salvatore A. Bucci (chief financial officer, executive vice president and treasurer) and Kurt Otto (secretary).  If at any time prior to the Effective Time any event with respect to IFL or with respect to other information supplied by IFL for inclusion in the Proxy Statement shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, IFL shall provide written notice thereof to Paligent and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated.  If, at any time prior to the Effective Time any event with respect to Paligent or any of the Paligent Subsidiaries or with respect to other information supplied by Paligent for inclusion in the Proxy Statement shall occur, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated.

SECTION 6.02.    Paligent Stockholders Meeting.

As soon as practicable following the distribution of the Proxy Statement, Paligent shall take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to convene a meeting of its stockholders for the purpose of approving the Merger and the Reverse Stock Split (the “Paligent Stockholders Meeting”).  Except as would constitute a breach of the fiduciary duties of the Paligent board of directors to the Paligent stockholders under applicable law, Paligent shall, through the Paligent board of directors, recommend to the Paligent stockholders approval of such matters.

SECTION 6.03.    Voting Agreements.

On the date hereof, Paligent, Kurtz and Affiliates who hold shares of Paligent common stock shall enter into a voting agreement in the form attached hereto as Exhibit B (the “Kurtz Voting Agreement”), pursuant to which such stockholders, each listed as signatories to the Voting Agreement, shall agree to vote in favor of the Merger and the transactions contemplated in this Agreement.

SECTION 6.04.    Access to Information.

From the date hereof until the Effective Time or the earlier termination of this Agreement, and subject to the terms of the Letter of Intent dated April 24, 2006 (the “Letter of Intent”) by and between Paligent and IFL, as amended, each party shall give the other party and its respective counsel, accountants, representatives and agents full access, upon reasonable notice and during normal business hours, to such party’s facilities and the financial, legal, accounting and other representatives of such party with knowledge of the business and the assets of such party and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such party and its subsidiaries that the other party and its respective counsel, accountants, representatives and agents, may reasonably request.  No investigation pursuant to this Section 6.04 shall affect or be deemed to modify any of the representations or warranties hereunder or the condition to the obligations of the parties to consummate the Merger; it being understood that the investigation will be made for the purposes among others of the board of directors of each party determining in its good faith reasonable business judgment the accuracy of the representations and warranties of the other party.  In the event of the termination of this Agreement, each party, if so requested by the other party, will return promptly every document furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made.

SECTION 6.05.    No Shop; Acquisition Proposals.

Neither IFL nor Paligent shall, nor shall they authorize or permit any of their respective officers, directors or employees or Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal.  IFL shall promptly advise Paligent and Paligent shall promptly advise IFL, as the case may be, orally and in writing of any such inquiries or proposals and shall also promptly advise Paligent or IFL, as the case may be, of any developments or changes regarding such inquiries or proposals.  IFL and Paligent shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than IFL, Paligent and Merger

Sub) conducted heretofore with respect to any Takeover Proposal.  IFL and Paligent agree not to release (by waiver or otherwise) any third party from the provisions of any confidentiality or standstill agreement to which IFL or Paligent is a party.

SECTION 6.06.    Legal Conditions to Merger; Reasonable Efforts.

Each of IFL, Paligent and Merger Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.  Each of IFL, Paligent and Merger Sub will, and Paligent will cause the Paligent Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by IFL, Paligent or any of the Paligent Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

SECTION 6.07.    Certain Filings.

Each party shall cooperate with the other in (a) connection with the preparation of the  Proxy Statement, (b) determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.  Each party shall consult with the other in connection with the foregoing and shall use all reasonable commercial efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the Merger.

SECTION 6.08.    Public Announcements and Filings.

Each party shall give the other a reasonable opportunity to comment upon, and, unless disclosure is required, in the opinion of counsel, by applicable law, approve (which approval shall not be unreasonably withheld), all press releases or other public communications of any sort relating to this Agreement or the transactions contemplated hereby.

SECTION 6.09.    Tax Treatment.

Paligent and IFL shall each report the Merger as a tax-free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective Subsidiaries or affiliates from taking, any actions that could prevent the Merger from qualifying, as tax free under the provisions of Section 351 of the Code or Section 368(a) of the Code.

SECTION 6.10.    IFL’s Certificate of Incorporation and By-Laws.

For a period of six (6) years after the Closing, Paligent agrees that it shall not permit any amendment to the certificate of incorporation or by-laws of IFL which would in any way limit the indemnification provisions for the IFL officers and directors as in effect on the Closing, in the opinion of counsel; provided that nothing contained in this Section 6.10 shall prohibit Paligent from merging IFL with and into Paligent or any Paligent Subsidiary, provided that such plan and agreement of merger provides that the successor shall assume such indemnification obligations.

SECTION 6.11.    Tax Matters.

(a)           IFL shall prepare and file on a timely basis all Tax Returns which are due to be filed with respect to IFL (giving effect to any extension of time) on or prior to the Closing Date.  Paligent shall be responsible for the preparation and filing of all Tax Returns which are due to be filed (giving effect to any extension of time) after the Closing Date, but IFL shall use its best efforts to conduct its affairs such that any Tax Returns due after the Closing Date can be filed on a timely basis.

(b)           Without the prior written consent of the other party, neither Paligent not IFL shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to it, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, or take any other action relating to the filing of any Tax Return or the payment of any Tax.

SECTION 6.12.    Supplements to Schedules.

Prior to the Closing, IFL will supplement or amend its disclosure schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule.  No supplement to or amendment of the disclosure schedule made pursuant to this Section 6.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the other parties hereto specifically agree thereto in writing.

SECTION 6.13.    Options.

At the Closing, Paligent shall adopt an employee option plan substantially in the form attached hereto as Exhibit D  (the “Stock Option Plan”).

ARTICLE VII
CONDITIONS OF THE MERGER

SECTION 7.01.    Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part to the extent permitted by applicable law:

(a)           Stockholder Approval.  This Agreement shall have been duly adopted by the holders of (i) a majority of the voting power of the shares of Paligent Common Stock, (ii) a majority of the voting power of the shares of Paligent Common Stock voting at the Paligent Stockholders’ Meeting that are not beneficially owned by Kurtz or his Affiliates, and (iii) a majority of the voting power of the shares of IFL Common Stock, on an as-converted basis.

(b)           No Injunctions or Restraints. No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, execution order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable commercial efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

SECTION 7.02.    Additional Conditions of Obligations of Paligent.

The obligations of Paligent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by Paligent:

(a)           Representations and Warranties.  The representations and warranties of IFL set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)           Performance of Obligations of IFL.  IFL shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)           No Material Adverse Change to IFL.  From the date hereof through and including the Effective Time, no event shall have occurred which would have an IFL Material Adverse Effect.

(d)           Third Party Consents. IFL shall have obtained all consents and approvals, required to be obtained prior to or at the Closing Date, from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by IFL of this Agreement and the consummation of the transactions contemplated hereby.

(e)           No Governmental Order or Other Proceeding or Litigation.  No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

(f)            Appraisal Rights.  No stockholder of IFL shall have elected to exercise any appraisal rights or similar rights within the law of Delaware, which demand was not withdrawn or terminated as of the Closing Date.

(g)           Due Diligence.  Paligent shall have completed its due diligence review of the business and assets of IFL, and the results of such review shall be satisfactory to Paligent in its sole and absolute discretion.

(h)           Directors and Officers Questionnaires.  The directors and officers who will be elected to such positions after the Closing and who are not currently directors or officers of Paligent shall have completed directors and officers questionnaires in a form provided by Paligent (the “Directors and Officers Questionnaires”).

(i)            Deliveries.

At the Closing, IFL shall have delivered to Paligent:

(i)            a certificate, dated the Closing Date, signed on behalf of IFL by the Chairman or President of IFL, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.02;

(ii)           the consents set forth in Section 4.04 of the IFL Disclosure Schedule;

(iii)          true, correct and complete copies of (1) the certificate of incorporation or other charter document, as amended to date, of IFL, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of incorporation of IFL, (2) the by-laws or other similar organizational document of IFL, and (3) resolutions duly and validly adopted by the Board of Directors and the stockholders of IFL evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary or Assistant Secretary of IFL, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

(iv)          a certificate of IFL certifying as to the names and signatures of the Persons authorized on behalf of IFL to sign this Agreement and the other Transaction Documents to be delivered by IFL hereunder;

(v)           good standing certificates for IFL from the Secretary of State or other appropriate official of their respective states or other jurisdiction of incorporation and from the Secretary of State or other appropriate official of each other jurisdiction in which the operation of the business in such jurisdiction requires IFL to qualify to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date;

(vi)          possession of the minute books, the stock register certificate books and the stock record books of IFL and all other Books and Records of IFL;

(vii)         the Directors and Officers Questionnaires;

(viii)        with respect to each IFL Stockholder, investor representations with respect to the issuance to the IFL Stockholders of the Paligent Common Stock, in a form reasonably acceptable to Paligent and IFL; and

(ix)           a certificate of IFL, satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3), that IFL is not a United States real property holding corporation; and

SECTION 7.03.    Additional Conditions of Obligations of IFL.

The obligation of IFL to effect the Merger and the other transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of the following additional conditions unless waived by IFL:

(a)           Representations and Warranties.  The representations and warranties of Paligent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those representations and warranties qualified by materiality) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b)           Performance of Obligations of Paligent and Merger Sub.  Paligent and Merger Sub shall have performed in all material respects all conditions, covenants, agreements and obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           No Material Adverse Change to Paligent or Merger Sub.  From the date hereof through and including the Effective Time, no event shall have occurred which would have a Paligent Material Adverse Effect.

(d)           Stock Options.  Paligent shall have adopted the Stock Option Plan.

(e)           Third Party Consents. Paligent shall have obtained all consents and approvals required to be obtained prior to or at the Closing Date from third parties or governmental and regulatory authorities in connection with the execution, delivery and performance by Paligent of this Agreement and the consummation of the transactions contemplated hereby.

(f)            No Governmental Order or Other Proceeding or Litigation.  No order of any Governmental Entity shall be in effect that restrains or prohibits the transactions contemplated hereby and by the other Transaction Documents, and no suit, action or other proceeding by any Governmental Entity shall have been instituted or threatened which seeks to restrain or prohibit the transactions contemplated hereby or thereby.

(g)           Reverse Stock Split.  The Reverse Stock Split shall have been consummated.

(h)           Deliveries.

At the Closing, Paligent shall have delivered to IFL:

(i)            certificates, dated the Closing Date, signed on behalf of each of Paligent and Merger Sub by the President of each of Paligent and Merger, certifying as to the fulfillment of the conditions specified in subsections (a), (b) and (c) of this Section 7.03;

(ii)           the consents set forth in Section 3.04 of the Paligent Disclosure Schedule;

(iii)          true, correct and complete copies of (1) the certificate of incorporation or other charter document, as amended to date, of each of Paligent and Merger Sub, certified as of a recent date by the Secretary of State or other appropriate official of the state or other jurisdiction of incorporation of such company, (2) the by-laws or other similar organizational document of each of Paligent and Merger Sub, and (3) resolutions duly and validly adopted by the Board of Directors of each of Paligent and Merger Sub evidencing the authorization of the execution and delivery of this Agreement, the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, in each case, accompanied by a certificate of the Secretary of each of Paligent and Merger Sub, dated as of the Closing Date, stating that no amendments have been made thereto from the date thereof through the Closing Date;

(iv)          a certificate of Paligent certifying as to the names and signatures of the Persons authorized on behalf of Paligent to sign this Agreement and the other Transaction Documents to be delivered by Paligent hereunder; and

(v)           good standing certificates for Paligent and Merger Sub from the Secretary of State or other appropriate official of their respective states or other jurisdiction of incorporation and from the Secretary of State or other appropriate official of each other jurisdiction in which the operation of the business in such jurisdiction requires Paligent to qualify to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date.

ARTICLE VIII
TERMINATION

SECTION 8.01.    Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Paligent stockholders of the matters presented in the Proxy Statement, by Paligent or IFL as set forth below:

(a)           by mutual consent of the boards of directors of Paligent and IFL; or

(b)           by Paligent upon written notice to IFL, if: (A) any condition to the obligation of Paligent to close contained in Article VII hereof has not been satisfied by the twelve (12) month anniversary hereof (the “End Date”) (unless such failure is the result of Paligent’s breach of any of its representations, warranties, covenants or agreements contained herein) or (B) the Paligent stockholders who are not Affiliates of Paligent or Kurtz do not approve the Merger; or

(c)           by IFL upon written notice to Paligent, if: (A) any condition to the obligation of IFL to close contained in Article VII hereof has not been satisfied by the End Date (unless such failure is the result of IFL’s breach of any of its representations, warranties, covenants or agreements contained herein); or (B) the board of directors of Paligent fails to make or withdraws or modifies or changes the recommendation to approve the Merger, this Agreement and the transactions contemplated hereby; or

(d)           by Paligent if the board of directors of Paligent determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the Paligent board of directors to the Paligent stockholders under applicable law; or

(e)           by IFL if the board of directors of IFL determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to terminate this Agreement would constitute a breach of the fiduciary duties of the IFL board of directors to the IFL stockholders under applicable law.

SECTION 8.02.    Fees and Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Paligent and IFL shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing.  Following the Closing Date with respect to any particular representation or warranty, no party hereto shall have any further liability with respect to such representation and warranty.  None of the covenants, agreements and obligations of the parties hereto shall survive the Closing.

ARTICLE X
MISCELLANEOUS

SECTION 10.01.  Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be deemed given or made as of the date delivered, if delivered personally or by telecopy (provided that delivery by telecopy shall be followed by delivery of an additional copy personally, by mail or overnight courier), one day after being delivered by overnight courier or three days after being mailed by registered or certified mail (postage prepaid, return receipt requested), to the parties at the following addresses:

if to Paligent or Merger Sub, to:

Paligent Inc.
10 East 53rd Street, 33rd Floor
New York, New York 10022
Attention: President and Chief Executive Officer
Fax: 212-755-5463

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Scott M. Zimmerman, Esq.
Fax: 212-698-3599

if to IFL, to:

International Fight League, Inc.
1010 Sixth Avenue, 3rd Floor
New York, New York 10018
Attention: Chief Executive Officer
Fax:  212-765-5779

with a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Attention: Steven E. Siesser, Esq
Fax: 973-597-2400

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereto.

SECTION 10.02.  Amendment; Waiver.

This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by or on behalf of the parties hereto.

SECTION 10.03.  Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party shall assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of the other party hereto.

SECTION 10.04.  Governing Law.

This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without regard to principles of conflict of laws.

SECTION 10.05.  Waiver of Jury Trial.

Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 10.06.  Consent to Jurisdiction.

Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York or any federal court sitting in New York County for purposes of any suit, action or other proceeding arising out of this Agreement and the Transaction Documents (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts).  Each of the Parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of New York and on the individuals designated in Section 10.01 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

SECTION 10.07.  Counterparts; Effectiveness.

Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 10.08.  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.

Except as expressly provided herein, this Agreement (including the documents and the instruments referred to herein), the Kurtz Voting Agreement and the Kurtz Contribution Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Except as expressly provided herein, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  The parties hereby acknowledge that no person shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

SECTION 10.09.  Headings.

The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10.  No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.11.  Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to any party.

ARTICLE XI
DEFINITIONS

“Affiliate” shall mean (a) with respect to an individual, any member of such individual’s family including lineal ancestors and descendents; (b) with respect to an entity, any officer, director, stockholder, partner, manager, investor or holder of an ownership interest of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, which any current or former employee, consultant or director of Paligent, Paligent’s Subsidiaries or any ERISA Affiliate participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which Paligent, Paligent’s Subsidiaries or any ERISA Affiliate is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.

“Certificate of Merger” shall have the meaning set forth in Section 1.01 of this Agreement.

“Certificates” shall have the meaning set forth in Section 1.04(a) of this Agreement.

“Closing” shall have the meaning set forth in Section 2.01 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.01 of this Agreement.

“Code” shall have the meaning set forth in the recitals of this Agreement.

“Contingent Obligation” as to any Person shall mean the undrawn face amount of any letters of credit issued for the account of such Person and shall also mean any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends, letters of credit or other obligations (“Primary Obligations”) of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Primary Obligation or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the financial condition or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (d) otherwise to assure or hold harmless the obligee under such Primary Obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Continuation Coverage” shall have the meaning set forth in Section 4.13(g)

“Contracts” shall mean all contracts, leases, subleases, notes, bonds, mortgages, indentures, Permits and Licenses, non-competition agreements, joint venture or partnership agreements, powers of attorney, purchase orders, and all other agreements, arrangements and other instruments, in each case whether written or oral, to which such Person is a party or by which any of them or any of its assets are bound.

“Conversion Amount” shall mean an amount equal to (x) the number of shares of IFL Common Stock issued and outstanding immediately following the conversion of the shares of IFL Preferred Stock into shares of IFL Common Stock, divided by (y) 30,872,101 (which equals 95% of the amount of issued and outstanding shares of Paligent Common Stock prior to the merger, plus an allowance for rounding up of fractional shares resulting from the Reverse Stock Split).

“DGCL” shall have the meaning set forth in the recitals of this Agreement.

“Directors and Officers Questionnaires” shall have the meaning set forth in Section 7.02 of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1.01 of this Agreement.

“End Date” shall have the meaning set forth in Section 8.01 of this Agreement.

“Environmental Claim” shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other federal, state, local or foreign agency or authority, or any other entity or individual, public or private, concerning (a) any intentional or unintentional act or omission which involves Regulated Substances on or off the property of a Person which might result in such Person incurring a liability; (b) the imposition of any Lien on property, including, but not limited to, Liens asserted by any Government Entity in connection with a remedial action to the presence or release of Regulated Substances; or (c) any alleged violation of or responsibility under Environmental Laws which could result in a Person incurring a liability.

“Environmental Law” shall mean any Law relating to the assessment, investigation, remediation, reduction or control of exposure to or other regulation of pollutants, contaminants, chemicals, wastesor other material in order to (1) protect human health and safety and the environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata and natural resources, (2) provide for worker safety and health, (3) regulate the emission, discharge, release or threat thereof of pollutants, contaminants, substances, chemicals, wastes or other material into the environment, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, substances, chemicals, wastes or other material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which has ever been considered a single employer with Paligent or IFL, as the case may be, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Governmental Approval” shall mean the consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Entity, authority or instrumentality, domestic or foreign.

“Governmental Entity” means the government of the United States of America, any other nation or any political subdivision thereof, whether foreign, state or local, and any agency, authority, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“IFL” shall have the meaning set forth in the preamble to this Agreement.

“IFL Capital Stock” shall have the meaning set forth in Section 4.02 of this Agreement.

“IFL Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“IFL Employee Plan” shall have the meaning set forth in Section 4.13 of this Agreement.

“IFL Financial Statements” shall have the meaning set forth in Section 4.06(a) of this Agreement.

“IFL Intellectual Property” shall mean all trade names, trademarks (whether or not registered), service marks, patents and copyrights (including any registrations or pending applications for registration of any of the foregoing), trade secrets, inventions, processes, formulae, technology, technical data, information, know-how and other proprietary intellectual property, and all licenses or other rights relating to any of the foregoing that are attributable to the conduct of, used in, or related to, the operations of, and the research and development undertaken by, IFL.

“IFL Interim Financial Statements” shall have the meaning set forth in Section 4.06(a) of this Agreement.

“IFL IP Licenses” shall have the meaning set forth in Section 4.11(a) of this Agreement.

“IFL Leased Real Property” shall have the meaning set forth in Section 4.10 (b) of this Agreement.

“IFL Material Adverse Effect” shall mean an event or change, individually or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of IFL taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which IFL is engaged generally) or (b) the ability of IFL to consummate the transactions contemplated hereby.

“IFL Material Contract” shall have the meaning set forth in Section 4.15 of this Agreement.

“IFL Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“IFL Real Property Leases” shall have the meaning set forth in Section 4.10 (b) of this Agreement.

“IFL Stockholders” shall have the meaning set forth in the recitals to this Agreement.

“IFL Sublease Agreements” shall have the meaning set forth in Section 4.10 (c) of this Agreement.

“IFL Voting Agreement” shall have the meaning set forth in Section 6.03 of this Agreement.

“IFL Year-End Financial Statements” shall have the meaning set forth in Section 4.06(a) of this Agreement.

“Indebtedness” shall mean as to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed; (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not more than 120 days overdue or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP); (e) every Capital Lease Obligation of such Person; (f) any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any sales by such Person unless such sales are on a non-recourse basis (as to collectibility) of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement; (g) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”); (h) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and (i) every Contingent Obligation of such Person with respect to Indebtedness of another Person.

“Intellectual Property” shall mean all trade names, trademarks (whether or not registered), service marks, patents and copyrights (including any registrations or pending applications for registration of any of the foregoing), trade secrets, inventions, processes, formulae, technology, technical data, information, know-how and other proprietary intellectual property, and all licenses or other rights relating to any of the foregoing that are attributable to the conduct of, used in, or related to, the operations of a Person and its subsidiaries.

“Inventories” shall mean shall mean all inventory, merchandise, finished goods, raw materials, work-in-process, packaging, supplies and similar personal property owned by IFL and held or stored by or for IFL or in transit in connection therewith (including, without limitation, held or stored for IFL at warehouses owned by third parties), for use in the operation of its business as of a particular date, whether or not recorded on its books or financial records, and any prepaid deposits for any of the same at such date.

“Kurtz” shall have the meaning set forth in the recitals to this Agreement.

“Kurtz Contribution Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Kurtz Note” shall have the meaning set forth in Section 5.01(g) of this Agreement.

“Latest Paligent SEC Document” shall mean Paligent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

“Laws” shall mean all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, writs, injunctions, judgments and decrees applicable to the specified Person and to the businesses and assets thereof.

“Letter of Intent” shall have the meaning set forth in Section 6.04 of this Agreement.

“License” shall mean any franchise, authorization, license, permit, certificate of occupancy, easement, variance, exemption, certificate, consent or approval of any Governmental Entity or other Person.

“Lien” shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Paligent” shall have the meaning set forth in the preamble to this Agreement.

“Paligent Capital Stock” shall have the meaning set forth in Section 3.02 of this Agreement.

“Paligent Capital Stock Equivalents” shall have the meaning set forth in Section 3.02 of this Agreement.

“Paligent Common Stock” shall have the meaning set forth in the recitals to this agreement.

“Paligent Financial Statements” shall have the meaning set forth in Section 3.06 of this Agreement.

“Paligent IP Licenses” shall have the meaning set forth in Section 3.11(a) of this Agreement.

“Paligent Material Adverse Effect” shall mean an event or change, individually, or in the aggregate with other events or changes, that could reasonably be expected to have a material adverse effect on (a) the business, properties, prospects, condition (financial or otherwise) or results of operations of Paligent and the Paligent Subsidiaries taken as a whole (other than those events, changes or effects resulting from general economic conditions or the industry in which Paligent is engaged generally) or (b) the ability of Paligent to consummate the transactions contemplated hereby.

“Paligent Material Contracts” shall have the meaning set forth in Section 3.14 of this Agreement.

“Paligent Preferred Stock” shall have the meaning set forth in Section 3.02 of this Agreement.

“Paligent SEC Documents” shall have the meaning set forth in Section 3.05 of this Agreement.

“Paligent Subsidiary” shall have the meaning set forth in Section 3.03 of this Agreement.

“Paligent Voting Agreement” shall have the meaning set forth in Section 6.03 of this Agreement.

“Permitted Liens” shall mean (a) easements, restrictions, covenants, rights of way or minor irregularities of title currently of record against any leased real property or that otherwise do not interfere with the use and occupancy thereof; (b) liens for Taxes not yet due and payable, or for Taxes being contested in good faith by appropriate proceedings, provided that in each such case, adequate reserves are maintained in accordance with GAAP; (c) warehouse and materialmen’s liens which do not individually or in the aggregate interfere with the use of the related assets and (d) with respect to IFL, a blanket security interest and lien in favor of its lender.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, limited liability company, association, corporation, institution, entity, party, Governmental Entity or any other juridical entity of any kind or nature whatsoever.

“Post-Closing Tax Period” means a taxable period (or portion thereof) that begins after the Closing Date.

“Proxy Statement” shall have the meaning set forth in Section 6.01 of this Agreement.

“Receivable” means any and all accounts receivable, notes and other amounts receivable by IFL from third parties (including, without limitation, customers) arising from the conduct of its business before the Effective Date.

“Regulated Substances” shall mean any pollutant, contaminant, substance, chemical, waste or other material which is listed, defined, identified or otherwise regulated under any Environmental Law, including those materials identified as “hazardous” or “toxic”, including, without limitation, petroleum or petroleum products, polychlorinated biphenyls (“PCBs”), flammable materials, explosives, radioactive materials, urea formaldehyde foam insulation, asbestos or asbestos-containing materials and “source,” “special nuclear” and “by product” material as defined in the Atomic Energy Act of 1985, 42 U.S.C. §§3011 et seq.

“Retiree” shall mean (a) any retired or former employee, director or officer of IFL; or (b) any former independent contractor of IFL.

“SEC” shall have the meaning set forth in Section 3.05 of this Agreement.

“Special Committee” shall have the meaning set forth in Section 3.01 of this Agreement.

“Stock Option Plan” shall have the meaning set forth in Section 6.14 of this Agreement.

“Surviving Corporation” shall have the meaning set forth in Section 1.02(a) of this Agreement.

“Subsidiary” shall mean any Person in which another Person, directly or indirectly, owns 50% of either the equity interests in or voting control of, such Person.

“Takeover Proposal” shall mean any proposal for a tender or exchange offer, merger, consolidation, sale of all or substantially all of such party’s assets, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any proposal or offer to acquire in any manner a substantial equity interest (including any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement.

“Taxes” means all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, gross receipts, occupation, windfall profits, sales, use, ad valorem, value-added, profits, license, withholding, payroll, employment, excise, premium, real property, personal property, customs, net worth, capital gains, transfer, stamp, documentary, social security, disability, environmental, alternative minimum, recapture and other taxes, and including all interest, penalties and additions imposed with respect thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any Person, and any liability in respect of any Tax as a result of being a member of any affiliated, combined, consolidated, unitary or similar group.

“Tax Return” means any report, return, statement, estimate, informational return, declaration or other written information required to be supplied to a taxing authority in connection with Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Transaction Documents” shall mean this Agreement, the Kurtz Voting Agreement and the Kurtz Contribution Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PALIGENT INC.

By:	/s/ Salvatore A. Bucci
Name: Salvatore A. Bucci
Title: President and Chief Executive Officer

INTERNATIONAL FIGHT LEAGUE, INC.

By:	/s/ Gareb Shamus
Name: Gareb Shamus
Title: Chief Executive Officer

IFL CORP.

By:	/s/ Salvatore A. Bucci
Name: Salvatore A. Bucci
Title: President and Chief Executive Officer